Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

DIALOGIC CORPORATION

and

NMS COMMUNICATIONS CORPORATION

Dated as of September 12, 2008

i

4.15	Material Contracts	30
4.16	Properties	32
4.17	Environmental Liability	33
4.18	State Takeover Laws	34
4.19	Intellectual Property	34
4.20	Opinion of Financial Advisor	39
4.21	Proxy Statement; Seller Information	39
4.22	Illegal Payments or Activities	39
4.23	Product Warranties	39
4.24	Insurance Coverage	40
4.25	Privacy of Customer Information	40
4.26	Suppliers	40
4.27	Inventory	40
4.28	Accounts Receivable	40
4.29	Customers; Distributors	40
4.30	Government Contracts	41
4.31	Foreign Assets Control Regulations, Etc.	41
4.32	No Other Representations or Warranties	41
4.33	Definition of Seller’s Knowledge	41

ARTICLE V — COVENANTS RELATING TO CONDUCT OF BUSINESS		42
5.1	Conduct of Business Pending the Closing	42
5.2	Advice of Changes	44

ARTICLE VI — ADDITIONAL AGREEMENTS		44
6.1	Proxy Statement	44
6.2	Seller Stockholders’ Meeting	44
6.3	Third Party Consents and Regulatory Approvals	45
6.4	No Solicitation	46
6.5	Access to Information	48
6.6	Employment and Benefit Matters	49
6.7	Taxes	50
6.8	Bulk Sales Laws	51
6.9	Additional Agreements	51
6.10	Publicity	51
6.11	Other Actions by the Parties	52
6.12	Audit Assistance	52
6.13	Non-Solicitation of Employees	52
6.14	Financing	53
6.15	Use of Business Names by Seller	53
6.16	Collection of Accounts Receivable and Deposits	53
6.17	Confidentiality	53
6.18	Non Compete	54
6.19	Excluded Subsidiaries	54
6.20	Transition Services Agreement	54
6.21	Sublease	54
6.22	Severance Policy	55

ii

ARTICLE VII — CONDITIONS PRECEDENT		55
7.1	Conditions to Each Party’s Obligations	55
7.2	Conditions to the Obligations of Buyer	55
7.3	Conditions to the Obligations of Seller	56
7.4	Frustration of Closing Conditions	56

ARTICLE VIII — TERMINATION, AMENDMENT AND WAIVER		56
8.1	Termination	56
8.2	Effects of Termination	57
8.3	Amendment	58
8.4	Extension; Waiver	59

ARTICLE IX — INDEMNIFICATION		59
9.1	Survival	59
9.2	Indemnification By Seller	59
9.3	Indemnification By Buyer	60
9.4	Procedures for Indemnification	60
9.5	Third Party Claims	63
9.6	Treatment of Indemnity Payments	64
9.7	Limitation on Indemnification	64
9.8	Remedies Exclusive	65

ARTICLE X — MISCELLANEOUS		65
10.1	Expenses	65
10.2	Notices	65
10.3	Interpretation	66
10.4	Counterparts	66
10.5	Entire Agreement	67
10.6	Governing Law; Jurisdiction and Venue	67
10.7	Severability	67
10.8	Assignment; Reliance of Other Parties	67
10.9	Specific Performance	67

iii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of September 12, 2008, by and between Dialogic Corporation, a British Columbia corporation (“Buyer”) and NMS Communications Corporation, a Delaware corporation (“Seller”).

WHEREAS, Seller conducts the Business (as defined below);

WHEREAS, Buyer desires to purchase all of the assets that relate to or are used in connection with the Business and assume Liabilities (as defined below) of Seller arising from or otherwise related to the Business, and Seller desires to sell all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I  —  DEFINITIONS

1.1          Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“AAA” shall mean the American Arbitration Association.

“Accounting Referee” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Acquisition Agreement” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning ascribed thereto in the recitals.

“Allocation” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Antitrust Laws” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Antitrust Order” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Assumed Liabilities” shall have the meaning ascribed thereto in Section 2.3 hereof.

“Bid” shall mean any outstanding quotation, bid or proposal by Seller or a Subsidiary of Seller which, if accepted or awarded, would lead to a contract with a Governmental Authority or a prime contractor or higher tier subcontractor to a Governmental Authority, for the design manufacture, sale or provision of Customer Offerings by Seller or a Subsidiary of Seller.

“Business” shall mean Seller’s “NMS Communications division” through which Seller and its Subsidiaries develop, market, license, sell and distribute embedded technology and platforms that enable the rapid creation and deployment of a broad range of value-added services for mobile and converged networks, including, but not limited to, voice mail and interactive voice response solutions, video portals and mobile TV, and multi-media messaging systems; provided, however, that, notwithstanding the foregoing, the term “Business” shall not include any business, activities, operations or prospects of any Excluded Subsidiary.

“Business Benefit Plans” shall have the meaning ascribed thereto in Section 4.13(a) hereof.

“Business Balance Sheets” shall have the meaning ascribed thereto in Section 4.4(a) hereof.

“Business Copyrights” shall mean all Copyrights owned by Seller or a Subsidiary of Seller and used in the Business.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the Commonwealth of Massachusetts.

“Business Domain Names” shall have the meaning ascribed thereto in Section 2.1(q).

“Business Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Business Financial Statements” shall have the meaning ascribed thereto in Section 4.4(a) hereof.

“Business Intellectual Property Assets” shall mean, individually and collectively, the Owned Intellectual Property Assets and the Licensed Intellectual Property Assets.

“Business Intellectual Property Contracts” shall mean (a) licenses of Business Intellectual Property Assets by Seller or any Subsidiary of Seller to any third party or any other instruments or other arrangements to which Seller or any Subsidiary of Seller is a party, pursuant to which any third party has obtained any right, title or interest in any Business Intellectual Property Assets, (b) licenses of Business Intellectual Property Assets by any third party to Seller or any Subsidiary of Seller, or any other Contracts pursuant to which Seller or any Subsidiary of Seller has obtained any right, title or interest in Business Intellectual Property Assets, (c) Contracts between Seller or any Subsidiary of Seller and any third party relating to the use, protection of, development, prosecution, enforcement or commercialization of Business Intellectual Property Assets, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Owned Intellectual Property Assets.

“Business Marks” shall mean all Marks owned by Seller or a Subsidiary of Seller and used in the Business. For clarity, “Business Marks” shall not include the Inactive Marks.

“Business Material Adverse Effect” shall mean, with respect to the Business, a change, event or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of the Business taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States; provided, that such changes do not affect the Business in a materially disproportionate manner, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which Seller and its Subsidiaries conduct the Business; provided, that such changes do not affect the Business in a materially disproportionate manner, (iii) changes in GAAP that generally affect industries in which Seller and its Subsidiaries conduct the Business; provided, that such changes do not affect the Business in a materially disproportionate manner, (iv) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (v) the identity of Buyer or any of its Affiliates as the acquiror of the Business, or (vi) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Buyer, or (b) any decline in the market price, or change in trading volume, of the capital stock of Seller; provided, that the underlying causes of such failure shall be considered in determining whether there was a Business Material Adverse Effect.

“Business Patents” shall mean all Patents owned by Seller or a Subsidiary of Seller and used in the Business. For clarity, “Business Patents” shall not include the Inactive Patents.

“Business Permits” shall have the meaning ascribed thereto in Section 4.10 hereof.

“Business Software” shall mean all Software (a) used in the Business or (b) manufactured, distributed, sold, licensed or marketed by Seller or any Subsidiary of Seller in connection with the Business, including but not limited to Software embodied in Customer Offerings.

“Business Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(g) hereof.

“Buyer” shall have the meaning ascribed thereto in the recitals.

“Buyer’s Calculation” shall have the meaning ascribed thereto in Section 2.10(b) hereof.

“Buyer Disclosure Schedule” shall have the meaning ascribed thereto in Article III hereto.

“Buyer Indemnified Party” shall have the meaning ascribed thereto in Section 9.2(a) hereof.

“Buyer Material Adverse Effect” means, with respect to Buyer, an effect, event or change that has a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or prevent or materially impair or delay the ability of Buyer to perform its obligations under this Agreement.

“Buyer Indemnification Cap” shall have the meaning ascribed thereto in Section 9.3(c) hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 2.7(a) hereof.

“Closing Date Balance Sheet” shall mean the balance sheet of the Business as of the close of business on the day before the Closing Date.

“Closing Date Cash Payment” shall mean an amount in cash equal to (i) twenty-eight million dollars ($28,000,000), plus (ii) any Severance Obligation Amount, plus (iii) any Estimated Closing Working Capital Adjustment, minus (iv) the Escrow Amount, minus (v) the Working Capital Escrow Amount.

“Closing Date Payroll Payment” shall be an amount equal to all of Seller’s and its Subsidiaries’ payroll (which shall solely include base salary, sales commissions and any employer national insurance contributions or any similar contributions, and shall not include any bonus payments, severance payments, retention payments or any other special payments) for the Business Employees for any payroll that becomes due for payment on the Closing Date, in connection with the Closing or otherwise in connection with the termination of employment of the Business Employees on the Closing Date.  Seller shall cause to be prepared and delivered to Buyer, no later than three days prior to the Closing Date, a summary of the Closing Date Payroll Payment together with data that supports the calculation of the Closing Date Payroll Payment.

“Closing Working Capital” means the difference between Current Assets and Current Liabilities as of the close of business on the day before the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Comparable Offer” shall mean an offer of regular employment made by Buyer or a Subsidiary of Buyer to a Business Employee commencing on the Closing Date which offers a non-commissioned Business Employee a base salary equal to or greater than the base salary he or she was paid by Seller or a Subsidiary of Seller as of the date hereof or offers a commissioned Business Employee an on-target earnings opportunity equal to or greater than the on-target earnings opportunity he or she had with Seller or a Subsidiary of Seller as of the date hereof.  Furthermore, to constitute a “Comparable Offer,” the terms of an offer must be substantially similar to the terms which Buyer or the applicable Subsidiary of Buyer, as the case may be, would normally offer to a new employee being hired for the same position with similar education and experience and located in the same geographic location, and Buyer or the applicable Subsidiary of Buyer, as the case may be, must (i) offer a Business Employee a position where, immediately following the Closing, the Business Employee’s principal place of work will be within thirty-five miles of the Business Employee’s principal place of work with Seller or a Subsidiary of Seller as of the date hereof, (ii) recognize the Service Date of such Business Employee for any benefits offered by Buyer or the applicable Subsidiary of Buyer, as the case may be, that relate to a start date of employment, (iii) provide credit for all vacation time and paid time off that such Business Employee accrued pursuant to the policies of Seller or a Subsidiary of Seller but did not forfeit or use prior to the Closing Date, and (iv) terms that comply with the provisions of Section 6.6(b) of this Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between Buyer and Seller dated as of July 5, 2008.

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” shall have the meaning ascribed thereto in Section 4.19(a)(iii) hereof.

“Current Assets” shall mean the sum of, without double counting, the line items and accounts under the heading of “Assets” on the form of balance sheet attached hereto as Schedule I.  Such line items and accounts shall relate to the Business and shall be determined in accordance with the accounting policies, practices and procedures used in the preparation of the Business Balance Sheets.

“Current Liabilities” shall mean the sum of, without double counting, the line items and accounts under the heading of “Liabilities” on the form of balance sheet attached hereto as Schedule I.  Such line items and accounts shall relate to the Business and shall be determined in accordance with the accounting policies, practices and procedures used in the preparation of the Business Balance Sheets.  Notwithstanding anything to the contrary set forth in this Agreement, in no event shall “Current Liabilities” include any Liabilities arising out of the termination of the employment of any Business Employee nor any Liabilities in respect of Taxes.

“Customer Offerings” shall mean (a) the products of the Business (including software and documentation) that Seller or any Subsidiary of Seller (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years, and (b) the services of the Business that Seller and the Subsidiaries of Seller (i) currently provide or make available to third parties, or (ii) have provided or made available to third parties within the previous three (3) years.

“Damages” shall mean any and all losses, liabilities, damages, claims, awards, judgments, diminution in value, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person, but in no event shall “Damages” include any consequential, special, indirect, exemplary or punitive damages, lost profits or any multiple of damages.

“December 2007 Balance Sheet” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Delaware Courts” shall have the meaning ascribed thereto in Section 10.6 hereof.

“Dispute” shall have the meaning ascribed thereto in Section 2.10(c) hereof.

“Effect” shall have the meaning ascribed thereto in the definition of Business Material Adverse Effect.

“Encumbrances” shall mean liens that secure the payment of money, mortgages or deeds of trust, monetary charges that are liens, security interests or other encumbrances on title that secure the payment of money, in any case, whether arising by contract or by operation of law.

“Environmental Laws” shall mean any and all applicable federal, state, county, regional, local or foreign laws, statutes, directives, regulations, codes, plans, orders, decrees, judgments, notices, licenses, permits, rules, or ordinances relating to Hazardous Substances (as hereinafter defined), natural resources, pollution or protection of human health or the environment, including, without limitation, laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances into ambient air, surface water, groundwater, or land or otherwise relating to the manufacture, labeling, processing, distribution, use, production, treatment, storage, disposal, transport, or handling of Hazardous Substances, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the RoHS Directive, the European Union’s Waste Electrical and Electronic Equipment Directive (2002/96/EC) and other similar foreign, state and local statutes and directives and any regulations promulgated thereto.

“Epidemic Failure” shall mean two percent (2%) of the then current total installed base of any Customer Offering or any specific batch of a Customer Offering (a) materially failing to meet its published specifications in substantially the same manner or (b) causing any material personal injury or physical damage or being found by Buyer in good faith to have the reasonable likelihood of doing so due to a design or manufacturing flaw; provided, however, that in no event shall the matters set forth on Section 4.23 of the Seller Disclosure Schedule constitute an “Epidemic Failure.”

“Equity Investment” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Equity Sponsor” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Adjustment Amount” shall have the meaning ascribed thereto in Section 9.6 hereof.

“Escrow Agent” shall have the meaning ascribed thereto in Section 2.7(b)(ii) hereof.

“Escrow Agreement” shall have the meaning ascribed thereto in Section 2.7(b)(v) hereof.

“Escrow Amount” shall mean two million eight hundred thousand dollars ($2,800,000).

“Escrow Fund” shall mean all amounts held pursuant to the Escrow Agreement, other than the Working Capital Escrow Fund.

“Estimated Closing Working Capital Adjustment” shall equal:

(i)            if Estimated Closing Working Capital is less than four million two hundred thousand dollars ($4,200,000) (the “Minimum Working Capital”), the amount by which Estimated Closing Working Capital is less than the Minimum Working Capital (which shall be treated as a negative number);

(ii)           if Estimated Closing Working Capital is less than or equal to five million dollars ($5,000,000) (the “Maximum Working Capital”) but greater than or equal to the Minimum Working Capital, zero; and

(iii)          if Estimated Closing Working Capital is greater than the Maximum Working Capital, the amount by which Estimated Closing Working Capital is greater than Maximum Working Capital (which shall be treated as a positive number).

“Estimated Closing Working Capital” shall have the meaning ascribed thereto in Section 2.10(a) hereof.

“Estimated Purchase Price” shall mean (a) twenty eight million dollars ($28,000,000) plus (b) any Severance Obligation Adjustment, plus (c) any Estimated Closing Working Capital Adjustment plus (d) the assumption of the Assumed Liabilities (to the extent they are Liabilities for Tax purposes).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning ascribed thereto in Section 2.2 hereof.

“Excluded Contracts” shall have the meaning ascribed thereto in Section 2.2(j) hereof.

“Excluded Environmental Liabilities” shall mean any and all Liabilities (including costs for cleanup, investigation, monitoring, reporting, remediation, removal, treatment, encapsulation and other response actions), Damages (including natural resource damages, property damage, and injuries to Persons), proceedings, investigations, liens, and notices of violation arising out of or relating to (i) any actual or alleged violations of applicable Environmental Laws by Seller or any Subsidiary of Seller to the extent occurring, arising or existing on or prior to the Closing, (ii) the presence, Release or threat of Release of or exposure to any Hazardous Substances at, on, under or migrating to or from any real property currently or formerly owned, leased or operated by Seller or any Subsidiary of Seller occurring, arising or existing on or prior to the Closing, (iii) the transportation, storage, treatment, disposal, generation, manufacturing, recycling, reclamation, use or other handling of any Hazardous Substances by or on behalf of Seller or any Subsidiary of Seller or in connection with the operation of the Business occurring, arising or existing on or prior to the Closing, or (iv) the presence, existence or human exposure to asbestos in any form at, on, under or within any Acquired Assets.

“Excluded Leases” shall have the meaning ascribed thereto in Section 2.2(l) hereof.

“Excluded Liabilities” shall have the meaning ascribed thereto in Section 2.4 hereof.

“Excluded Matters” shall have the meaning ascribed thereto in Section 9.1 hereof.

“Excluded Subsidiary” shall mean each Person set forth on Schedule II attached hereto.

“Final Closing Adjustment” shall have the meaning ascribed thereto in Section 2.10(f) hereof.

“Final Closing Working Capital” shall have the meaning ascribed thereto in Section 2.10(d) hereof.

“Final Working Capital Adjustment Amount” shall have the meaning ascribed thereto in Section 2.10(e) hereof.

“GAAP” shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authority” shall mean any United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Government Contract” shall mean any prime contract, subcontract, basic ordering agreement or other written contractual commitment to which Seller or any Subsidiary of Seller is a party or otherwise bound that directly or, to the knowledge of Seller, indirectly through a prime contractor or subcontractor, involves the sale or provision of Customer Offerings by Seller or any Subsidiary of Seller to any Governmental Authority.

“Hazardous Substance” shall mean any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. §6903(5), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls) regulated by or forming the basis of liability under any Environmental Laws.

“Inactive Patents” shall mean the abandoned, expired or otherwise inactive Patents owned by Seller listed on Schedule 2.1(s).

“Inactive Marks” shall mean the abandoned, expired or otherwise inactive Marks owned by Seller listed on Schedule 2.1(s).

“Indemnified Party” shall have the meaning ascribed thereto in Section 9.4(a) hereof.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 9.4(a) hereof.

“Information” shall have the meaning ascribed thereto in Section 6.17 hereof.

“Intellectual Property Assets” shall have the meaning ascribed thereto in Section 4.19(a)(i) hereof.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean computer systems, networks, hardware, computer software and databases, routers, hubs, switches, data communication lines and all other information technology equipment used in connection with the Business as currently conducted.

“Key Employee” shall mean, as of the date hereof, each of Robert Schechter, Herb Shumway, Dianne Callan, Steve Gladstone, George Kontopodis, Brough Turner and Tina Robidoux.

“Laws” shall mean each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Authority.

“Lender” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Liability” and “Liabilities” shall mean any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licensed Intellectual Property Assets” shall mean Intellectual Property Assets licensed by or to Seller and/or its Subsidiaries pursuant to the Business Intellectual Property Contracts.

“Loan” shall have the meaning ascribed thereto in Section 3.6(a) hereof.

“Local Transfer Documents” shall have the meaning ascribed thereto in Section 2.8(a) hereof.

“Marks” shall have the meaning ascribed thereto in Section 4.19(a)(ii) hereof.

“Material Contract” shall have the meaning ascribed thereto in Section 4.15(a) hereof.

“Most Recent Balance Sheet” shall have the meaning ascribed thereto in Section 4.4(a) hereof.

“Notice of Claim” shall have the meaning ascribed thereto in Section 9.4(a) hereof.

“Owned Intellectual Property Assets” shall mean the Intellectual Property Assets owned by Seller or any Subsidiary of Seller that are (i) used in the Business or, (ii) included in the Customer Offerings,

(iii) Business Copyrights, (iv) Business Trade Secrets, (v) Business Patents or (vi) Business Marks. For clarity, “Owned Intellectual Property Assets” shall not include the Inactive Patents or Inactive Marks.

“Patents” shall have the meaning ascribed thereto in Section 4.19(a)(i) hereof.

“Permitted Encumbrances” shall mean (i) Encumbrances reflected in the Business Financial Statements, (ii) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, (iii) Encumbrances for current Taxes not yet due and payable, (iv) Encumbrances on a landlord’s interest in a subject premises, (v) a lessor’s interest in a subject property and (vi) the Encumbrances described in Schedule 7.2(d).

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity or any Governmental Authority.

“Post-Closing Period” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“Pre-Closing Period” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“Proxy Statement” shall mean the proxy statement filed by Seller with the SEC relating to the Seller Stockholders’ Meeting to be held to consider, among other things, the approval of this Agreement and the sale of the Purchased Assets contemplated hereby.

“Publicly Available Software” shall mean any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Purchase Price” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Purchased Assets” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Purchased Contracts” shall have the meaning ascribed thereto in Section 2.1(i) hereof.

“Purchased Furniture” shall have the meaning ascribed thereto in Section 2.1(h) hereof.

“Purchased Leases” shall have the meaning ascribed thereto in Schedule 2.1(e) hereof.

“Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

“Registered Marks” shall have the meaning ascribed thereto in Section 4.19(e)(i).

“Recall” shall mean any recall by Buyer or a Subsidiary of Buyer of a Customer Offering after the Closing Date as a result of the order of any Governmental Authority or due to the material failure of such Customer Offering to comply with applicable Law or such Customer Offering causing any material personal injury or property damage or being found by Buyer in good faith to have the reasonable likelihood of causing any material personal injury or property damage; provided, however, that in no event shall the matters set forth on Section 4.23 of the Seller Disclosure Schedule constitute a “Recall.”

“Release” shall mean “release” as defined in CERCLA.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of Seller, Buyer or any of their respective Subsidiaries, as the case may be.

“Retained Severance Obligations” shall mean all Liabilities arising out of the termination of the employment of up to 25 Business Employees identified by Buyer on Schedule IV, which Schedule IV shall be completed by Buyer at Closing.

“RoHS Directive” shall have the meaning ascribed thereto in Section 4.11(d).

“SEC” shall mean the Securities and Exchange Commission.

“Section 1060 Forms” shall have the meaning ascribed thereto in Section 2.6(a) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning ascribed thereto in the recitals.

“Seller Common Stock” shall mean Seller’s Common Stock, $0.01 par value per share.

“Seller Disclosure Schedule” shall have the meaning ascribed thereto in Article IV hereof.

“Seller Fees and Expenses” shall have the meaning ascribed thereto in Section 4.5.

“Seller Indemnification Cap” shall have the meaning ascribed thereto in Section 9.2(c) hereof.

“Seller Indemnified Parties” shall have the meaning ascribed thereto in Section 9.3(a) hereof.

“Seller Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Seller SEC Reports” shall have the meaning ascribed thereto in Section 4.8 hereof.

“Seller Specified Account” shall mean the bank account specified by Seller in writing at least one (1) Business Day prior to the anticipated Closing Date.

“Seller Stockholders” shall mean the holders of Seller Common Stock.

“Seller Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Seller Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 4.2 hereof.

“Seller’s Advisor” shall have the meaning ascribed thereto in Section 4.5 hereof.

“Service Date” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Severance Obligation Adjustment” shall mean the aggregate amount of Liabilities set forth in Schedule V arising out of the termination of the employment of the Business Employees identified in Schedule V, which Schedule V shall be completed as mutually agreed between Buyer and Seller at Closing, to the extent such Liabilities are not Retained Severance Obligations.

“Severance Policy” shall have the meaning ascribed thereto in Section 6.22 hereof.

“Software” shall have the meaning ascribed thereto in Section 4.19(a)(v) hereof.

“Straddle Period” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“Sublease Space” shall have the meaning ascribed thereto in Section 6.21 hereof.

“Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries; provided, however, that, notwithstanding the foregoing, for the purposes of this Agreement, no Excluded Subsidiary shall be deemed a Subsidiary of Seller.

“Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(h) hereof.

“Tax” shall mean any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Terrorism Order” shall have the meaning ascribed thereto in Section 4.31 hereof.

“Third Party Claim” shall have the meaning ascribed thereto in Section 9.5 hereof.

“Threshold Amount” shall have the meaning ascribed thereto in Section 9.2(b) hereof.

“Trade Secrets” shall have the meaning ascribed thereto in Section 4.19(a)(iv) hereof.

“Transferred Employees” shall have the meaning ascribed thereto in Section 6.6(a) hereof.

“Transfer Taxes” shall have the meaning ascribed thereto in Section 6.7(a) hereof.

“Transition Services Agreement” shall have the meaning ascribed thereto in Section 6.20 hereof.

“U.S.” shall mean the United States.

“Working Capital Escrow Amount” shall mean four hundred forty thousand dollars ($440,000).

“Working Capital Escrow Fund” shall mean the Working Capital Escrow Amount held pursuant to the Escrow Agreement.

ARTICLE II  —  PURCHASE AND SALE

2.1          Purchase and Sale of Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and take, and Seller shall sell, convey, assign, transfer and deliver, and Seller shall cause its Subsidiaries to sell, convey, assign, transfer and deliver, to Buyer or a Subsidiary of Buyer designated by Buyer, free and clear of any Encumbrances (except for any Permitted Encumbrances) by appropriate instruments of conveyance reasonably satisfactory to Buyer, all of the rights, titles and interests of Seller and its Subsidiaries in, to and under all of the tangible and intangible assets, properties and rights (of every kind and description) other than Excluded Assets that (i) are owned or licensed by Seller and/or its Subsidiaries as of the Closing Date and (ii) relate to or are used in connection with the Business (the “Purchased Assets”), including, without limitation, the following tangible and intangible assets, properties and rights:

(a)           the Business as a going concern;

(b)           the goodwill of Seller and the Subsidiaries of Seller relating to or associated with the Business;

(c)           all billed and unbilled accounts receivable and all correspondence with respect thereto, including without limitation, all trade accounts receivable, notes receivable from customers, vendor credits and all other obligations from customers with respect to sales of goods or services or otherwise, whether or not evidenced by a note, in each case, that relate to or are used in connection with the Business;

(d)           all prepayments, prepaid expenses and other assets, in each case, that relate to or are used in connection with the Business;

(e)           all interests in the leased or subleased real estate listed in Schedule 2.1(e) (the “Purchased Leases”) and the deposits related thereto, if any, and at least 15 days before the anticipated Closing Date, Buyer shall notify Seller of Buyer’s decision to have the lease associated with the location (and the deposit related thereto, if any) identified with one asterisk (*) or two asterisks (**) on Schedule 2.1(e) be considered a Purchased Lease hereunder (and Schedule 2.1(e) shall be updated at Closing to reflect such decision);

(f)            all inventories, work in progress and supplies, in each case, that relate to or are used in connection with the Business;

(g)           all machinery, equipment, automobiles and other vehicles, spare parts and supplies, computers and all related equipment, telephones, fixtures and all related equipment and all other tangible personal property, in each case, that are listed or described in Schedule 2.1(g);

(h)           all furniture listed and/or described in Schedule 2.1(h) (collectively, the “Purchased Furniture”);

(i)            except for any Excluded Contract and subject to Section 2.9, all rights existing under all contracts, agreements or arrangements to which Seller or any Subsidiary is a party, in each case, that relate to or are used in connection with the Business, including, without limitation (A) any software license or maintenance agreement relating to the Business and (B) each other contract, agreement or arrangement set forth in Section 4.15 of the Seller Disclosure Schedule (collectively, the “Purchased Contracts”);

(j)            all rights to make offers of employment to the Business Employees and, except as provided in Section 2.2(d), the records associated with Transferred Employees;

(k)           all lists, records, sales data, books, ledgers, files and documents pertaining to customer accounts (whether past or current), suppliers, distributors, prospective customers, prospective suppliers and prospective distributors, in each case, that relate to or are used in connection with the Business;

(l)            all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, in each case, relating to the Business; provided, however, that, notwithstanding the foregoing, none of the foregoing shall constitute a part of the Purchased Assets to the extent they relate to Excluded Assets or Excluded Liabilities;

(m)          all Business Intellectual Property Assets, including, but not limited to, the Business Software and Customer Offerings, the Business Patents, the Business Trade Secrets, the Business Copyrights and the Business Marks;

(n)           all Business Permits;

(o)           all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

(p)           except as provided in Section 2.2(c) below and to the extent that they relate to Excluded Assets or Excluded Liabilities, all books, records, ledgers, files, documents, correspondence, lists, studies and reports and other printed or written materials, provided that Seller shall be given copies of the general ledger and accounting records as such documents exist as of the Closing Date;

(q)           the internet domain names that form part of the Business Marks, including, without limitation, those listed in Schedule 2.1(q) (the “Business Domain Names”), other than those specifically set forth in Schedule 2.2(p); provided, that Buyer grants Seller an exclusive, worldwide limited term license to those Business Domain Names identified with an asterisk (*) on Schedule 2.1(q) until such time as Seller is able to change its name and its ticker symbol; provided, further, that notwithstanding the foregoing, in no event shall the term of this limited term license exceed six (6) months from the Closing Date;

(r)            all other assets of any kind or nature of each of Seller and each of its Subsidiaries, other than the Excluded Assets, in each case, that relate to or are used in connection with the Business; and

(s)           all Inactive Patents and Inactive Marks listed on Schedule 2.1(s) to the extent Seller or any Subsidiary of Seller has any rights, title or interest therein.

2.2          Excluded Assets.  Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets conveyed hereby:

(a)           all cash, cash equivalents, certificates of deposit, cash held in escrow described in Schedule 2.2(a) and securities owned or otherwise held by Seller, any Subsidiary of Seller or any Excluded Subsidiary including bank deposits, investments in so-called “money market” funds, commercial paper funds, Treasury bills and accrued interest on any of the foregoing;

(b)           Seller’s rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith and therewith;

(c)           Seller’s and its Subsidiaries’ general ledger, accounting records, minute books, statutory books and corporate seal, provided that Buyer shall be given copies of the general ledger and accounting records of the Business as such documents exist as of the Closing Date;

(d)           Seller’s and its Subsidiaries’ personnel records that they are not allowed by applicable Law to provide to Buyer;

(e)           any right to receive mail and other communications addressed to Seller, its Subsidiaries and any Excluded Subsidiary relating to the Excluded Assets or the Excluded Liabilities;

(f)            any intercompany receivables;

(g)           the capital stock of each Subsidiary of Seller and of each Excluded Subsidiary and all assets, properties and rights of each Excluded Subsidiary;

(h)           the Business Benefit Plans and other benefit plans maintained by Seller or a Subsidiary of Seller and all documentation and materials related thereto and assets thereunder;

(i)            all Tax refunds, Tax credits and Tax adjustments of Seller, any Subsidiary of Seller or any Excluded Subsidiary (other than such refunds, credits or adjustments related to an Assumed Liability, subject to Section 6.7(b));

(j)            all rights existing under each contract, agreement or arrangement set forth in Schedule 2.2(j) (collectively, the “Excluded Contracts”);

(k)           the personal property listed in Schedule 2.2(k);

(l)            all interests in the leased or subleased real estate of Seller, any Subsidiary of Seller or any Excluded Subsidiary listed in Schedule 2.2(l) other than the Purchased Leases (collectively, the “Excluded Leases”), including any deposits with respect to any Excluded Leases;

(m)          all bank accounts maintained by or on behalf of Seller, the Subsidiaries of Seller and the Excluded Subsidiaries;

(n)           except as set forth in Section 2.1(o), all insurance policies of Seller, the Subsidiaries of Seller and the Excluded Subsidiaries.

(o)           other than the Purchased Furniture, all furniture of Seller, the Subsidiaries of Seller and the Excluded Subsidiaries;

(p)           all internet domain names owned by or on behalf of Seller, the Subsidiaries of Seller and the Excluded Subsidiaries that are not Business Domain Names; and

(q)           any assets and rights of any nature whatsoever in respect, related to or resulting from any of the items described in Sections 2.2(a) — 2.2(p) inclusive or any Excluded Liability.

2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing Buyer shall pay, discharge and perform when due, as appropriate, all Liabilities of Seller and Subsidiaries of Seller relating to or otherwise in connection with the Business (individually and collectively, the “Assumed Liabilities”), including, without limitation, the following Liabilities:

(a)           all Liabilities accrued on the Business Financial Statements and not discharged as of the Closing Date, in each case, that relate to or were incurred in connection with the operation of the Business in the ordinary course;

(b)           all Liabilities (other than Taxes) incurred in the ordinary course of the Business;

(c)           except as otherwise provided in Section 2.4(i) or Section 2.4(j), all Liabilities (other than Taxes) under each Purchased Contract;

(d)           except as otherwise provided in Section 2.4(i), all warranty claims or expenses of Seller and its Subsidiaries in respect of products sold or services rendered through the Closing Date, in each case, that relate to or were incurred in connection with the operation of the Business in the ordinary course, including, without limitation, the warranty matters described in Section 4.23 of the Seller Disclosure Schedule;

(e)           except as otherwise provided in Section 2.4(k), all Liabilities (other than Taxes) relating to the Transferred Employees incurred in the ordinary course of the Business, including Seller’s and its Subsidiaries’ obligation to provide vacation time and vacation pay to the Transferred Employees; and

(f)            all Liabilities related to Transfer Taxes pursuant to Section 6.7(a) hereof, Buyer’s proportionate share of real or personal property Taxes or other ad valorem Taxes imposed with respect to the Purchased Assets, determined utilizing the principles set forth in Section 6.7(b), and all other Taxes arising with respect to the Business after the Closing.

2.4          Excluded Liabilities.  Notwithstanding Section 2.3 above, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, the following Liabilities other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”):

(a)           all Liabilities relating to or arising out of the Excluded Assets;

(b)           all Liabilities relating to or arising out of any Excluded Subsidiary;

(c)           all Liabilities of the Subsidiaries of Seller not relating to or otherwise in connection with the Business;

(d)           all Excluded Environmental Liabilities;

(e)           all Retained Severance Obligations and obligations related to any employee of Seller or any Subsidiary of Seller who is not a Business Employee;

(f)            all Liabilities under the Business Benefit Plans and other benefit plans maintained by Seller or a Subsidiary of Seller, other than Liabilities under the Business Benefit Plans set forth on Schedule 2.4(f);

(g)           any Liability related to or arising out of Seller’s LiveWire Mobile business;

(h)           any Liabilities of Seller or any Subsidiary of Seller for Taxes (other than Taxes constituting an Assumed Liability);

(i)            all Liabilities associated with an Epidemic Failure or Recall to the extent the Customer Offerings concerned were manufactured and/or distributed prior to the Closing Date;

(j)            all Liabilities related to a claim that a Customer Offering or the Business infringed or misappropriated a third party Intellectual Property Asset prior to the Closing Date;

(k)           all Liabilities related to claims related to the Transferred Employees to the extent such Liabilities arose (1) outside the ordinary course of the Business prior to the Closing Date, (2) from Seller’s breach of a Law prior to the Closing Date or (3) from a breach of an employment agreement prior to the Closing Date

(l)            all Liabilities of Seller or any Subsidiary of Seller for the Taxes of any other Person for which Buyer or any of its Affiliates could be held liable after the Closing Date by reason of applicable Law, as a transferee or successor by contract or otherwise; and

(m)          all Seller Fees and Expenses.

2.5          Purchase Price.  The purchase price (the “Purchase Price”) for the Purchased Assets shall be (a) twenty eight million dollars ($28,000,000) in cash, plus (b) any Severance Obligation Adjustment, plus or minus (c) any Estimated Closing Adjustment, plus or minus (d) any Final Working Capital Adjustment Amount, plus or minus (e) any Escrow Adjustment Amount, plus (f) the assumption of the Assumed Liabilities.

2.6          Allocation of Purchase Price.

(a)           As soon as practicable after the Closing, (but in no event later than thirty (30) days after Closing), Buyer shall allocate the Estimated Purchase Price and all other capitalizable costs pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as well as any other applicable Tax laws among the Purchased Assets (the “Allocation”) and deliver a statement to

Seller setting forth the Allocation.  If within thirty (30) days after the delivery of such statement, Seller notifies Buyer in writing that Seller objects to the Allocation, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within thirty (30) days.  In the event that Buyer and Seller are unable to resolve such dispute within thirty (30) days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items.  Upon resolution of the disputed items, the Allocation shall be adjusted to reflect such resolution.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.  Except as otherwise required by applicable Law, Buyer and Seller shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable Law (“Section 1060 Forms”)) in a manner that is consistent with the Allocation (as may be adjusted pursuant to this Section 2.6) and refrain from taking any action inconsistent therewith.  Buyer and Seller shall file such Section 1060 Forms timely and in the manner required by applicable Law.

(b)           If an adjustment is made with respect to the Purchase Price as a result of a Final Working Capital Adjustment Amount or Escrow Adjustment Amount, the Allocation shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within thirty (30) days after the adjustment to the Purchase Price, any disputed items shall be resolved in the manner described in Section 2.6(a).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code.

(c)           Buyer and Seller agree that the amount allocable to inventory, receivables and any depreciable assets pursuant to this Section 2.6 shall be the adjusted tax basis of Seller, or its Subsidiaries (as applicable), in such property as of the Closing Date.

2.7          Closing Matters.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, at 10:00 a.m. (Eastern time) on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII or at such other place or at such other time or on such other date as may be mutually agreeable to Buyer and Seller.  The date of the Closing is herein referred to as the “Closing Date.”

(b)           Subject to the conditions set forth in this Agreement, the Parties shall consummate the following on the Closing Date:

(i)            Seller and each of its Subsidiaries shall deliver to Buyer the Purchased Assets;

(ii)           Buyer shall deposit or cause to be deposited (i) the Closing Date Cash Payment in immediately available funds by wire transfer in the Seller Specified Account, (ii) the Escrow Amount in immediately available funds by wire transfer to an account maintained by Mellon Trust of New England, N.A. (the “Escrow Agent”), and (iii) the Working Capital Escrow Amount in immediately available funds by wire transfer to an account maintained by the Escrow Agent;

(iii)          Buyer shall assume the Assumed Liabilities;

(iv)          Buyer shall deposit or cause to be deposited the Closing Date Payroll Payment in immediately available funds by wire transfer in the Seller Specified Account;

(v)           Buyer, Seller and the Escrow Agent shall enter into the Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”); and

(vi)          the parties shall deliver or cause to be delivered the Local Transfer Documents (as per Section 2.8) and certificates and other documents and instruments required to be delivered by or on behalf of a party hereof under Article VII.

(c)           The Working Capital Escrow Fund and the Escrow Fund shall be governed by the Escrow Agreement.  The Working Capital Escrow Fund and the Escrow Fund shall be held in escrow and shall be available to settle certain contingencies as provided in Sections 2.10 and Article IX of this Agreement and will be distributed to Seller and/or Buyer in accordance with the Escrow Agreement. Buyer and Seller agree for all tax purposes that: (i) the right of Seller to the Working Capital Escrow Fund and the Escrow Fund shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate; (ii) if and to the extent any amount of the Working Capital Escrow Fund and/or the Escrow Fund is actually distributed to Seller, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code which for all purposes of this Agreement shall be treated as having been paid to Seller; (iii) Buyer shall be treated as the owner of the Working Capital Escrow Fund and the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code; and (iv) in no event shall the total amount of the Working Capital Escrow Fund and the Escrow Fund and any interest and earnings earned thereon paid to Seller under this Agreement exceed an amount to be designated by Seller prior to the Closing.  Clause (iv) of the preceding sentence is intended to ensure that the right of Seller to the Working Capital Escrow Fund and the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder.

2.8          Local Transfer Documents.

(a)           Seller and its Subsidiaries, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, or cause their respective Subsidiaries to enter into, on the Closing Date, separate bills of sale, assignment and assumption agreements and intellectual property transfer or assignment documents (collectively, the “Local Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer.  Such individual Local Transfer Documents will be used merely to memorialize the transfer of the Purchased Assets to Buyer and Buyer’s assumption of the Assumed Liabilities.

(b)           The Local Transfer Documents shall be in substantially the form attached hereto as Exhibit C, with such modifications as are necessary and appropriate as a result of differences in local Laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement.

(c)           In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Local Transfer Document, the terms and conditions of this Agreement shall prevail.

(d)           At or after the Closing, and without further consideration, Seller and its Subsidiaries shall execute and deliver to Buyer such further instruments of conveyance and transfer, and take all other actions as Buyer may reasonably request in order to more effectively convey and transfer the Purchased Assets to Buyer and put Buyer in operational control of the Purchased Assets.

2.9          Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.  Seller and Buyer will use their commercially reasonable efforts (but without the requirement of any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Contract for the assignment thereof to Buyer as Buyer may reasonably request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights under such Purchased Contract, Seller and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense Seller’s obligations, any and all rights of Seller against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Contract, and Buyer shall pay, defend, discharge and perform all Liabilities under such Purchased Contracts.

2.10        Purchase Price Adjustment.

(a)           Seller shall cause to be prepared and delivered to Buyer, no later than three days prior to the Closing Date, a Closing Date Balance Sheet prepared in good faith including an estimate of Closing Working Capital (the “Estimated Closing Working Capital”), together with worksheets and data that support the calculation of the Estimated Closing Working Capital.  The Estimated Closing Working Capital shall (i) accurately reflect the Closing Working Capital of the Business as of close of business on the day before the Closing Date, (ii) be based upon balance sheet line items and accounts of Seller calculated in accordance with GAAP applied consistently in accordance with the accounting policies, practices and procedures used in the preparation of the Business Balance Sheets and (iii) otherwise be prepared in accordance with this Agreement.

(b)           Within forty-five (45) days after the Closing, Buyer shall prepare a good faith calculation of the Closing Working Capital (the “Buyer’s Calculation”) setting forth, in reasonable detail and to the extent practicable, each item or amount differing from the Estimated Closing Working Capital.  Buyer’s Calculation shall (i) accurately reflect the Closing Working Capital of the Business as of close of business on the day before the Closing Date, (ii) be based upon balance sheet line items and accounts set forth on Schedule II hereto calculated in accordance with GAAP applied consistently in accordance with the accounting policies, practices and procedures used in the preparation of the Business Balance Sheets and (iii) otherwise be prepared in accordance with this Agreement.

(c)           If Seller disagrees in good faith with Buyer’s Calculation, Buyer and Seller shall use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Working Capital.  If Buyer and Seller are unable to reach such agreement within thirty (30) days after the date on which Seller notifies Buyer of such disagreement (such event, a “Dispute”), then the amount of the Closing Working Capital shall be determined in accordance with Section 2.10(d) below.

(d)           In the event of a Dispute, Buyer and Seller shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital.  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Buyer’s Calculation as to which there is disagreement.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth the calculation of the Closing Working Capital (as calculated in accordance with the terms and conditions of this Agreement).  Such report shall be final and binding upon Buyer and Seller.  If such a review is conducted, then the party (i.e., Buyer, on the one hand, or Seller, on the other hand) whose last proposed offer for the settlement of the items in dispute, taken as a whole, was farther away from the final determination by the Accounting Referee, shall pay all fees and expenses associated with such review.  Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.10, including making available to the extent necessary books, records, work papers and personnel.  The “Final Closing Working Capital” shall be (i) the Buyer’s Calculation if Seller does not object to such calculation, (ii) the Closing Working Capital as determined in accordance with Section 2.10(c) if Buyer and Seller are able to agree or (iii) the Closing Working Capital as determined by the Accounting Referee in accordance with Section 2.10(d).

(e)           Within three (3) Business Days following the determination of the Final Closing Working Capital, either Buyer or Seller, as applicable, shall effect the payment in accordance with the provisions below, if any (the “Final Working Capital Adjustment Amount”):

(i)            if the Estimated Closing Working Capital Adjustment is more than the Final Closing Adjustment, then Buyer and Seller shall submit joint written instructions to the Escrow Agent directing the Escrow Agent to pay to Buyer the amount of such difference out of the Working Capital Escrow Fund and the Escrow Fund (to the extent the Working Capital Escrow Fund is exhausted), and the remainder of the Working Capital Escrow Fund, if any, shall be distributed to Seller;

(ii)           if the Estimated Closing Working Capital Adjustment is less than the Final Closing Adjustment, then Buyer shall pay the amount of such difference by wire transfer of immediately available funds to Seller, and Buyer and Seller shall submit joint written instructions to the Escrow Agent directing the Escrow Agent to pay to Seller the amount of the Working Capital Escrow Fund; and

(iii)          if the Estimated Closing Working Capital Adjustment equals the Final Closing Adjustment, then there shall be no adjustments hereunder, the Final Working Capital Adjustment shall equal zero (0), and Buyer and Seller shall submit joint written instructions to the Escrow Agent directing the Escrow Agent to pay to Seller the amount of the Working Capital Escrow Fund.

(f)            For purposes of this Section 2.10, the “Final Closing Adjustment” shall be either (i) the amount by which the Final Closing Working Capital exceeds the Maximum Working Capital (which shall be treated as a positive number), (ii) the amount by which the Final Closing Working Capital is less than the Minimum Working Capital (which shall be treated as a negative number) or (iii) an amount equal to zero if the Final Closing Working Capital is both equal to or more than the Minimum Working Capital and equal to or less than the Maximum Working Capital.

ARTICLE III  —  REPRESENTATIONS AND WARRANTIES
OF BUYER

Except as set forth in the disclosure schedule delivered concurrently with the execution of this Agreement to Seller (the “Buyer Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, that an item disclosed in any

Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Buyer hereby represents and warrants to Seller as follows:

3.1          Corporate Organization.  Buyer is a British Columbia corporation validly existing and in good corporate standing under the laws of British Columbia.  Buyer has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  The Articles of Association and bylaws of Buyer, copies of which have previously been provided to Seller, are true, correct, and complete copies of such documents as currently in effect.

3.2          Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder.  The execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have, as of the date hereof, been, and are, duly and validly authorized by all necessary action of Buyer.  No corporate or similar proceedings (including shareholder action or limited partner consent) on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller), constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3          Consents and Approvals.  Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, (b) government clearances or approvals contemplated by Section 6.3(b), and (c) as otherwise set forth in Section 3.3 of the Buyer Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Buyer, the consummation by Buyer and, to the extent applicable, the Subsidiaries of Buyer, of the transactions contemplated hereby and compliance by Buyer and, to the extent applicable, the Subsidiaries of Buyer, with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Buyer, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or, to the extent Buyer designates any Subsidiary of Buyer to be the assignee of the Purchased Assets, any such Subsidiary of Buyer, is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults, rights or losses that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

3.4          Broker’s Fees.  Neither Buyer nor any of its officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be paid by Buyer.

3.5          Legal Proceedings.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Buyer, threatened in writing against Buyer that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

3.6          Available Funds.

(a)           Buyer has provided true, correct, and complete copies of the executed commitment letters (the “Commitment Letters”) pursuant to which Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP (collectively, the “Lender”) has committed to loan the cash amounts set forth therein subject to the terms therein (the “Loan”) and Investcorp Technology Ventures II, L.P. (the “Equity Sponsor”) has committed to purchase equity securities of Buyer on the terms set forth therein subject to the terms therein (the “Equity Investment”).

(b)           The Commitment Letters are in full force and effect and, to the extent stated in the Commitment Letters, are legal, valid, binding and enforceable obligations of Buyer and the other parties thereto, and have not been withdrawn, terminated or supplemented or otherwise amended or modified in any respect.  Except as set forth in the Commitment Letters, there are no (i) conditions precedent to the respective obligations of Lender to fund the full amount of the Loan, (ii) conditions precedent to the respective obligations of Equity Sponsor to fund the full amount of the Equity Investment or (iii) contractual contingencies under any agreements, side letters or arrangements relating to the Commitment Letters to which either Buyer or any of its Subsidiaries is a party that would permit Lender or Equity Sponsor to reduce the total amount of the Loan or the Equity Investment, as the case may be, or that would materially affect the availability of the Loan or the Equity Investment.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Commitment Letters and, subject to the satisfaction of the conditions set forth in Article VII hereof, (A) Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters and (B) Buyer has no reason to believe, as of the date of this Agreement, that any portion of the Loan or the Equity Investment to be made thereunder will otherwise not be available to Buyer on a timely basis to consummate the transactions contemplated hereby.  Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date of this Agreement and shall in the future pay any such fees as they become due.  Assuming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof, the Loan and the Equity Investment, when funded in accordance with the Commitment Letters, will provide Buyer with funds sufficient to satisfy all of its obligations under this Agreement, including the payment of the Closing Date Cash Payment and the payment of all associated costs and expenses.  The obligations to make the Loan and the Equity Investment available to Buyer pursuant to the terms of the Commitment Letters are not subject to any conditions other than the conditions set forth in the Commitment Letters.

3.7          Proxy Statement; Buyer Information.  The information relating to Buyer and its Subsidiaries to be contained in the Proxy Statement and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

3.8          Intentionally Omitted.

3.9          Ownership of Seller Common Stock.  Buyer does not beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), and shall not prior to the Closing Date beneficially own, any shares of Seller Common Stock, and is not a party, and shall not prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Seller Common Stock following due inquiry of those individuals who are primarily responsible for such matters.

3.10        Definition of Buyer’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Buyer” or any similar phrase means the actual knowledge (and not constructive) of the persons set forth on Section 3.10 of the Buyer Disclosure Schedule after due inquiry of those employees of Buyer who are primarily responsible for the matter in question.

3.11        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Seller acknowledges that neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to Seller in connection with the transactions contemplated hereby.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Buyer or any other Person from Liability for fraud.

ARTICLE IV  —  REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller SEC Reports filed since December 31, 2007 (solely with respect to the representations and warranties set forth in Sections 4.6, 4.12, and 4.13) or as set forth in the disclosure schedules delivered concurrently with the execution of this Agreement to Buyer (the “Seller Disclosure Schedule”), which shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided, that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent the relevance is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Buyer as follows:

4.1          Corporate Organization.

(a)           Seller is a corporation, validly existing and in good corporate standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(b)           Section 4.1(b) of the Seller Disclosure Schedule lists each Subsidiary of Seller on the date of this Agreement and indicates for each such Subsidiary as of such date: (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Seller; and (ii) the jurisdiction of incorporation or organization.  Each Subsidiary of Seller is a corporation or legal entity, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.  Each Subsidiary of Seller has all requisite corporate power or other power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Each Subsidiary of Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, either individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c)           The certificate of incorporation and bylaws or equivalent organizational documents of Seller and each Subsidiary of Seller, copies of which have previously been provided to Buyer, are true, correct, and complete copies of such documents as currently in effect.

(d)           Except as set forth in Section 4.1(d) of the Seller Disclosure Schedule, no Subsidiary of Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of Seller or any Subsidiary of Seller to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital stock of each of the Subsidiaries of Seller held, directly or indirectly, by Seller are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by Seller free and clear of any claim, lien, Encumbrance or agreement with respect thereto

4.2          Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to approval of this Agreement and the sale of the Purchased Assets contemplated hereby by the Seller Stockholders holding a majority of the outstanding shares of Seller Common Stock entitled to vote on such matters at a stockholders’ meeting duly called and held for such purpose (the “Selling Stockholders’ Meeting”).  The execution, delivery and performance of this Agreement and the approval of the consummation of the sale of the Purchased Assets and the other transactions contemplated hereby have, as of the date hereof, been unanimously recommended by, and are duly and validly adopted and approved by a vote of, the board of directors of Seller.  The board of directors of Seller has unanimously deemed the terms and conditions of this Agreement expedient and in the best interests of Seller and has directed that this Agreement and the sale of the Purchased Assets contemplated hereby be submitted to the Seller Stockholders for approval at the Seller Stockholders’ Meeting and, except for the approval of this Agreement and the sale of the Purchased Assets contemplated hereby by the Seller Stockholders, no other corporate proceedings on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, the consummation of the sale of the Purchased Assets or the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.3          No Violation; Required Filings and Consents.  Assuming the approval of this Agreement and the sale of the Purchased Assets contemplated hereby by the Seller Stockholders and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, (b) government clearances or approvals contemplated by Section 6.3(b), and (c) as otherwise set forth in Section 4.3 of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Seller or any of the Subsidiaries of Seller, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or any of the Subsidiaries of Seller is a party or by which it or any of its respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of the Subsidiaries of Seller or any of its or their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the transactions contemplated hereby, (B) otherwise prevent or materially delay performance by Seller of its material obligations under this Agreement, or (C) have a Business Material Adverse Effect.

4.4          Business Financial Statements.

(a)           True and complete copies of (i) the unaudited consolidated balance sheet of the Business as of December 31, 2007 (the “December 2007 Balance Sheet”) and June 30, 2008 (the “Most Recent Balance Sheet;” the December 2007 Balance Sheet and the Most Recent Balance Sheet are collectively referred to as the “Business Balance Sheets”); and (ii) the related unaudited consolidated statement of income for the twelve (12) month period ended December 31, 2007 and six (6) month period ended June 30, 2008 (collectively with the Business Balance Sheets, the “Business Financial Statements”) have been provided to Buyer.  The Business Balance Sheets have been prepared in accordance with GAAP.  The Business Financial Statements present fairly in all material respects the consolidated financial condition of the Business and consolidated results of the Business’s operations at and for the periods presented, except for the absence of footnotes and year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  The Business Financial Statements do not contain any items of special or non-recurring income or other income not earned in the ordinary course of the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  The Business Financial Statements do not reflect the operations of any entity or business other than the Business.

(b)           Seller and each Subsidiary of Seller maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s consolidated assets, (iii) access to assets of Seller and the Subsidiaries of Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Seller and the Subsidiaries of Seller is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)           Since December 31, 2007, there have been no material changes in the accounting policies of Seller or any Subsidiary of Seller (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory).  Seller has delivered to Buyer true and complete copies of all management letters, if any, relating to the Business Financial Statements.  There has been no incidence of fraud, whether or not material, involving management or other employees of Seller or any Subsidiary of Seller who have a role in the internal controls of Seller or any Subsidiary of Seller.

4.5          Broker’s Fees.  Neither Seller, any Subsidiaries of Seller nor any of their respective officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any Liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Cantor Fitzgerald & Co. (the “Seller’s Advisor”) and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby, all of which will be payable by Seller (collectively, “Seller Fees and Expenses”).

4.6          Absence of Certain Changes or Events.

(a)           Since December 31, 2007, except as disclosed in the Seller SEC Reports filed after such date and prior to the date of this Agreement and except as disclosed in the Business Financial Statements, (a) Seller and each of its Subsidiaries have conducted the Businesses in all material respects in the ordinary course consistent with past practice, and (b) there has not been any change, circumstance or event that has had, or would reasonably be expected to have, a Business Material Adverse Effect.

(b)           Since the date of the Most Recent Balance Sheet, except as set forth in Section 4.6 of the Seller Disclosure Schedule, there has not been:

(i)            any revaluation by a Seller or any Subsidiary of Seller of any of the Purchased Assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business;

(ii)           any entry by Seller or any Subsidiary of Seller into any material commitment or transaction, including incurring or agreeing to incur capital expenditures related to the Business in excess of, or any entry into any lease obligations with aggregate payments in excess of, one hundred thousand dollars ($100,000), individually or five hundred thousand dollars ($500,000) in the aggregate;

(iii)          any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset material to the Business, whether or not covered by insurance;

(iv)          any sale, assignment, lease or transfer of any asset material to the Business, except in the ordinary course of business;

(v)           any waiver by Seller or any Subsidiary of Seller of any material rights related to the Business or the Purchased Assets;

(vi)          any mortgage, pledge or other encumbrance of any Purchased Asset, other than Permitted Encumbrances; or

(vii)         any declaration, setting aside or payment of any dividend by a Subsidiary of Seller, or the marking of any other distribution in respect of the capital stock of a Subsidiary of Seller, or any direct or indirect redemption, purchase or other acquisition by a Subsidiary of Seller of its own capital stock.

4.7          Legal Proceedings.  Except for such matters individually and specifically described in the Seller SEC Reports filed prior to the date of this Agreement or in Section 4.7 of the Seller Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, and (b) neither Seller nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority, that, in each case, relate to the Business and which would, individually or in the aggregate, (i) prevent or materially delay the consummation of the transactions contemplated hereby, (ii) otherwise prevent or materially delay performance by Seller of any of its material obligations under this Agreement, or (iii) have a Business Material Adverse Effect.

4.8          Reports.  Since December 31, 2007, Seller has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Seller SEC Reports”).  As of their respective effective dates (in the case of Seller SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Seller SEC Reports), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Seller SEC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Seller’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  Seller has provided to Buyer true, correct, and complete copies of all amendments and modifications that have not been filed by Seller with the SEC to all agreements, documents and other instruments that previously had been filed by Seller with the SEC and are currently in effect.

4.9          Absence of Undisclosed Liabilities.  Since December 31, 2007, except for those Liabilities that are fully reflected or reserved against on the Business Financial Statements and for Liabilities incurred in the ordinary course of the Business consistent with past practice, the Business has not incurred any Liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, known or unknown or otherwise that, either alone or when combined with all similar Liabilities, either individually or in the aggregate, has had, or would reasonably be expected to have, a Business Material Adverse Effect.

4.10        Compliance with Applicable Laws and Reporting Requirements.  Seller and its Subsidiaries hold and maintain, in full force and effect, all material permits, licenses, variances, authorizations, exemptions, orders, consents, registrations and approvals of all Governmental Authorities or private telephone companies that are required for the operation of the Business (the “Business Permits”), and Seller and each of its Subsidiaries is in material compliance with the terms of the Business Permits and all applicable laws and regulations relating to the operation of the Business (including, without limitation, applicable Environmental Laws).  Except as set forth in Section 4.10 of the Seller Disclosure Schedule, Seller has not operated the Business in violation of any Law (including but not limited to the USA PATRIOT Act of 2001 and export Laws), except for possible violations, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.  Except as set forth in Section 4.10 of the Seller Disclosure Schedule, to the knowledge of Seller, no investigation by any Governmental Authority with respect to the Business is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect.

4.11        Title and Condition of Purchased Assets; Sufficiency.

(a)           Except as set forth in Section 4.11(a) of the Seller Disclosure Schedule, Seller and its Subsidiaries own good title, free and clear of all Encumbrances (other than Permitted Encumbrances) to all personal property included in the Purchased Assets and other non-real estate assets included in the Purchased Assets.

(b)           The tangible Purchased Assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from material defects, are usable in the ordinary course of the Business and are suitable for the purposes for which they are currently being used.

(c)           Other than the Excluded Assets, the Purchased Assets constitute all of the assets and properties of Seller and its Subsidiaries that are related to or used or held for use in connection with the Business and are necessary to permit Buyer to carry on the Business immediately following the Closing in the same manner as presently conducted.

(d)           Customer Offerings as currently marketed by Seller and the Subsidiaries of Seller comply with the European Union Directive on the Restriction of the Use of Certain Hazardous Substance in Electrical and Electronic Equipment (2002/95/EC) (the “RoHS Directive”).  All finished Customer Offerings or work in process or components conveyed and transferred to Buyer or a designated Subsidiary of Buyer hereunder are compliant with the RoHS Directive or may be used in Customer Offerings that as finished goods would be compliant with the RoHS Directive.  To the knowledge of Seller, except as set forth in Section 4.11(d) of the Seller Disclosure Schedule, its Customer Offerings have been compliant with the RoHS Directive since such RoHS Directive came into force in each European Union member state.

4.12        Taxes and Tax Returns.

(a)           Seller and each Subsidiary of Seller has timely filed (or has caused to be timely filed on its behalf) (after taking into account any extension of time within which to file) all material Tax Returns required to be filed by it.  All non-income Tax Returns filed by Seller and each Subsidiary of Seller with respect to the Purchased Assets (but only to the extent relating to Assumed Liabilities) were, when filed, and continue to be, true, correct and complete.  Seller and each Subsidiary of Seller have timely paid (or have caused to be timely paid on its behalf) all material Taxes payable by any of them (whether or not shown on any Tax Return), other than Taxes that are being contested in good faith pursuant to appropriate proceedings.  To the knowledge of Seller, no deficiencies for any material amount of Taxes have been proposed, asserted or assessed against Seller or any of its Subsidiaries as of the date hereof.  No requests for waivers of the time to assess any such material Taxes of Seller or any Subsidiary are pending.  There are no liens for Taxes (other than Taxes not yet due and payable) on the Purchased Assets.

(b)           None of Seller or any Subsidiary of Seller is a “foreign person” within the meaning of Section 1445(f)(2) of the Code.

(c)           None of the Assumed Liabilities is an obligation to make a payment that would not be deductible pursuant to Section 280G, Section 162(m) or Section 404 of the Code (or any corresponding provision of state, local or foreign Law).

4.13        Employee Benefit Programs.

(a)           Section 4.13(a) of the Seller Disclosure Schedule sets forth a list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each “multiemployer” plan (within the meaning of Section 4001 of ERISA, and each other bonus, incentive compensation, deferred compensation, profit sharing, severance, equity plan, award or arrangement (such as an option plan, stock, restricted stock, stock options, stock purchase, stock appreciation right or performance share), or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), which provides benefits, or describes policies or procedures sponsored or maintained by Seller or any of its Subsidiaries in which the Business Employees participate in any country in the world (collectively, the “Business Benefit Plans”).

(b)           Seller has provided to Buyer complete and accurate copies of each of the following with respect to each of the Business Benefit Plans:  (i) plan document and any amendment thereto; (ii) trust agreement or insurance contract (including any fiduciary liability policy or fidelity bond), if any; (iii) most recent IRS determination or opinion letter, if any; (iv) most recent annual report on Form 5500 required to be filed with the IRS (if any such report was required); and (v) summary plan description.

(c)           Except as set forth in Section 4.13(c) of the Seller Disclosure Schedule, each of the Business Benefit Plans, which are maintained or contributed to by Seller or any of its Subsidiaries, has been and is administered in compliance with its terms in all material respects and has been and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, except as would not, individually or in the aggregate, have a Business Material Adverse Effect.

(d)           Each of the Business Benefit Plans that is intended to be a qualified plan within the meaning of Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.

(e)           Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries provides or has agreed to provide healthcare or any other non-pension benefits to any Business Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or state health continuation laws).

(f)            Except with respect to the agreements disclosed in Section 4.13(f) of the Seller Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to any written (i) agreement with any director, or Key Employee of Seller or any of its Subsidiaries with respect to the Business (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director or Key Employee; (ii) agreement or plan binding Seller or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement; or (iii) any agreement, plan or other arrangement with any Key Employee of Seller or its Subsidiaries that could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible by Buyer under Section 280G of the Code.

4.14        Labor and Employment Matters.

(a)           With respect to the Business, Seller and its Subsidiaries are in material compliance with all federal, state, and foreign laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws (except such non-compliance as would not reasonably be expected to have a Business Material Adverse Effect), and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages, salaries, commissions, bonuses or other direct or indirect compensation or amounts required to be reimbursed except for possible violations or arrearages, which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Business Material Adverse Effect.  To the knowledge of Seller, there is no organizational effort currently being made or threatened in writing by or on behalf of any labor union with respect to employees of Seller or any Subsidiary of Seller.  Neither Seller nor any Subsidiary of Seller has experienced, and, to the knowledge of Seller, there is no basis for, any strike, material labor dispute, work stoppage, slow down or other interference with or impairment of the Business.

(b)           Neither Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  To the knowledge of Seller neither Seller nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, to the knowledge of Seller, is there pending or threatened, any labor strike or lockout involving Seller or any of its Subsidiaries.

(c)           To the knowledge of Seller, each Seller and each Subsidiary of Seller is, and at all times has been, in material compliance with the applicable requirements of the Immigration Reform Control Act of 1986.

(d)           To the knowledge of Seller, each Seller and each Subsidiary of Seller is, and at all times has been in compliance with the applicable requirements of Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Veterans Readjustment Act and the Fair Labor Standards Act.

(e)           Seller and each Subsidiary of Seller has complied with all garnishment of wages required by any Government Authority or applicable Law.

4.15        Material Contracts.

(a)           Except as set forth on the Seller Disclosure Schedule, as of the date of this Agreement, with respect to the Business, none of Seller or its Subsidiaries is a party to or bound by any contract:

(i)            that would be required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act other than those contracts filed as exhibits to the Seller SEC Reports;

(ii)           containing covenants binding upon Seller or its Subsidiaries that (A) restrict the ability of Seller or any of its Subsidiaries to cause the Business to compete in any line of business or with any Person or in any geographic area, or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset, (B) grant

“most favored nation” status to any Person, or (C) would otherwise restrict in any material respect the development, manufacture, marketing or distribution of Customer Offerings;

(iii)          (A) with a customer or providing marketing, resale, distribution, sales representative or similar arrangement relating to any product or service, that, taken in the aggregate with any related contracts, could reasonably be expected to account for revenues in excess of two hundred fifty thousand dollars ($250,000) in the twelve (12) month period ending December 31, 2008, and (B) with a supplier, that, taken in the aggregate with any related contracts, could reasonably be expected to account for payments in excess of one hundred thousand dollars ($100,000) in the twelve (12) month period ending December 31, 2008;

(iv)          with any Affiliate;

(v)           containing any standstill or similar agreement pursuant to which Seller or any of its Subsidiaries has agreed not to acquire assets or securities of another Person that, following the Closing, would apply to Buyer and its Subsidiaries;

(vi)          providing for indemnification by Seller or any of its Subsidiaries of any Person, except for contracts which are not material to the Business as a whole and entered into in the ordinary course of the Business that, following the Closing, would apply to Buyer and its Subsidiaries;

(vii)         that is a lease of personal property providing for annual rentals of twenty-five thousand dollars ($25,000) or more or fifty thousand dollars ($50,000) or more over the term of such lease;

(viii)        providing for a partnership, joint venture, collaboration or other similar agreement or arrangement;

(ix)           relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x)            relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or under which a lien has or could be imposed on any of Seller’s or a Subsidiary of Seller’s material assets, tangible or intangible, including deposit account control agreements and similar restrictive agreements;

(xi)           that is an option, license, franchise or similar agreement, other than in the ordinary course of business;

(xii)          that is an agency, dealer, sales representative, marketing or other similar agreement, other than in the ordinary course of business ;

(xiii)         that is a material “single source” supply or development contract;

(xiv)        granting a third party any license to any material Business Intellectual Property Assets that is not limited to the internal use of such third party, other than in the ordinary course of business;

(xv)         pursuant to which Seller or any of its Subsidiaries has been granted by a third party any license to any Intellectual Property Assets that is material to Seller, other than in the ordinary course of business;

(xvi)        (A) providing for any license or franchise granted by Seller or any of its Subsidiaries pursuant to which Seller or any of its Subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put into escrow or (B) containing a provision having the effect of providing that the consummation of any of the transactions contemplated hereby or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

(xvii)       pursuant to which Seller or any of its Subsidiaries receives consulting or maintenance services that involves payments by Seller or any of its Subsidiaries in excess of fifty thousand dollars ($50,000) per year or two hundred fifty thousand dollars ($250,000) over the term of such contract and is either not terminable by Seller or such Subsidiary on notice of ninety (90) days or less or has a term of more than one (1) year;

(xviii)      any agreement or instrument providing for any payment or benefit in excess of ten thousand dollars ($10,000) (or the acceleration or vesting of any rights with a value in excess of ten thousand dollars ($10,000)) upon execution of this Agreement or consummation of the transactions contemplated hereby; or

(xix)         not made in the ordinary course of business that is material to the Business.

Each such contract described in clauses (i) through (xviii) is referred to herein as a “Material Contract”.

(b)           Seller has provided to Buyer a copy of each written Material Contract.  Except as described in Section 4.15(b) of the Seller Disclosure Schedule: (i) each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms and each such Material Contract has not expired or terminated in accordance with its terms (as of the date of this Agreement), by act or omission of any party or otherwise, (ii) Seller and each Subsidiary of Seller has performed all of its obligations under each Material Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of Seller or such Subsidiary of Seller or, to the knowledge of Seller, on the part of any other Person under any Material Contract and (iii) there has been no termination or written notice of default or, to the knowledge of Seller, any termination or threatened termination under any Material Contract.

4.16        Properties.

(a)           Neither Seller nor any of its Subsidiaries owns any real property.  Section 4.16(a) of the Seller Disclosure Schedule lists all real property leased or subleased to or by Seller or any of its Subsidiaries in connection with the Business (other than the Excluded Leases).  Seller has provided Buyer true, correct, and complete copies of the leases and subleases (each as amended to date) of the properties listed in Section 4.16(a) of the Seller Disclosure Schedule.  With respect to each such lease and sublease of the properties listed in Section 4.16(a) of the Seller Disclosure Schedule:

(i)            the lease or sublease is a valid, binding and enforceable obligation of Seller or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii)           neither Seller nor any of its Subsidiaries, nor to the knowledge of Seller, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a breach or default by Seller or any of its Subsidiaries, or to the knowledge of Seller, any other party under such lease or sublease;

(iii)          neither Seller nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such leasehold or subleasehold; and

(iv)          there are no Encumbrances, easements, covenants or other restrictions applicable to the real property subject to such lease or sublease, except for recorded easements, covenants and other restrictions, which do not, individually or in the aggregate, materially impair the current uses or the occupancy by Seller or its Subsidiaries, as the case may be, of the property subject thereto.

(b)           Seller and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property (other than the Excluded Assets) leased by Seller or its Subsidiaries as now used, possessed and controlled by Seller or its Subsidiaries, as applicable, in connection with the Business.

4.17        Environmental Liability.

(a)           With respect to the Business and the Purchased Assets, there are no legal, administrative, arbitral or other proceedings, claims, demands, actions, causes of action, or governmental investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Seller, the Subsidiaries of Seller or the Business of any material Liability arising under common law or under applicable Environmental Law pending or, to the knowledge of Seller, threatened against Seller, the Subsidiaries of Seller or the Business.  To the knowledge of Seller, there is no reasonable basis for any such proceeding, claim, demand, action, cause of action or governmental investigation or remediation action with respect to the Business or Purchased Assets that would be reasonably likely to impose any material Liability on Seller, the Subsidiaries of Seller or the Business.  None of Seller, the Subsidiaries of Seller or the Business is subject to any agreement, order, judgment, decree, demand, request for information, notice of violation, or notice of noncompliance, by or with any Governmental Authority or third party imposing or alleging any material Liability with respect to the presence, Release, threat of Release of or exposure to Hazardous Substances or violation or alleged violation of Environmental Laws.

(b)           Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, (i) no portion of any real property presently owned, leased or operated by Seller or the Subsidiaries of Seller has been used by Seller or Subsidiaries of Seller for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances, except as is customary for the operation of the Business and in material compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties, and (ii) there have been no Releases of Hazardous Substances by Seller or the Subsidiaries of Seller or, to the

knowledge of Seller, any third party on, upon, into or from any real property presently owned, leased or operated by Seller or the Subsidiaries of Seller.

(c)           No real property presently used by Seller or Subsidiaries of Seller for the operation of the Business is subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(d)           Notwithstanding any other provision of this Agreement, Section 4.10 and this Section 4.17 constitute the sole representations of Seller relating to Environmental Laws, Hazardous Substances Excluded Environmental Liabilities or other environmental matters.

4.18        State Takeover Laws.  The board of directors of Seller has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws and regulations of any Governmental Authority will not apply to this Agreement or any of the transactions contemplated hereby, subject to the accuracy of the representations and warranties set forth in Section 3.9 hereof.

4.19        Intellectual Property.

(a)           The term “Intellectual Property Assets” means:

(i)            all United States, foreign and international patents, patent applications , and statutory inventions registrations, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions and discoveries that may be patentable (collectively, “Patents”);

(ii)           all fictional business names, trade names, trade dress, logos, slogans, corporate names, uniform resource locator addresses, Internet domain names and symbols, , registered and unregistered trademarks and service marks including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith (collectively, “Marks”);

(iii)          all rights in mask works (as defined in 17 U.S.C §901) and in both published and unpublished works of authorship of any type, including without limitation all Software, compilations, all registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith (collectively, “Copyrights”);

(iv)          all know-how, trade secrets, inventions (including all invention disclosures) and other confidential or proprietary information, including, customer and supplier lists and information, technical information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, data, process technology, specifications, designs, plans, drawings, proposals, and blue prints, and all rights in any jurisdiction to limit the use or disclosure thereof (collectively, “Trade Secrets”); and

(v)           means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations (collectively, “Software”).

(b)           Section 4.19(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Business Patents, all registered and material unregistered Business Marks, and all registered Business Copyrights.

(c)           Except as set forth in Section 4.19(c) of the Seller Disclosure Schedule, Seller or a Subsidiary of Seller exclusively owns all right, title and interest in and to the Owned Intellectual Property Assets listed in Section 4.19(b) of the Seller Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)           Patents.

(i)            Each of the Business Patents properly identifies each and every inventor of the claims thereof as determined in accordance with applicable Law.  All of the issued Business Patents have been registered and/or filed with the appropriate Governmental Authority in the jurisdiction listed in Section 4.19(b) of the Seller Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date, are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and, to the knowledge of Seller, are valid and enforceable, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment.  In each case where a Large Entity Fee was supposed to be paid to any Governmental Authority for any Business Patent, the Large Entity Fee was paid.

(ii)           No Business Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any Governmental Authority, nor, to the knowledge of Seller, is there any basis for any such proceeding.  None of the Business Patents have been declared invalid, in whole or in part, by any Governmental Authority.

(iii)          To the knowledge of Seller, no Business Patent is being infringed by a third party.

(e)           Marks.

(i)            All Business Marks that have been registered or for which an application has been filed with a Governmental Authority (the “Registered Marks”) in the jurisdiction listed in Section 4.19(b) of the Seller Disclosure Schedule, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date, are currently in compliance with all applicable legal requirements (including the post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable, except for such issuances, registrations or applications that Seller has permitted to expire or has cancelled or abandoned in its reasonable business judgment..

(ii)           No Registered Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the knowledge of Seller, no such action is threatened with the respect to any of such Marks.

(iii)          To the knowledge of Seller, no Business Mark is infringed by any third party.  None of the Business Marks infringe any Mark of any third party.

(f)            Copyrights.

(i)            All Business Copyrights have been registered with each appropriate Governmental Authority in the jurisdiction listed in Section 4.19(b) of the Seller Disclosure Schedule, and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.  None of the Business Copyrights have been abandoned by Seller or expired or declared invalid, in whole or in part, by any Governmental Authority.  There are no ongoing proceedings involving any Business Copyrights.

(ii)           To the knowledge of Seller, no Copyright included in the Business Intellectual Property Assets is infringed by any third party. None of the subject matter of any of the Copyrights  included in the Owned Intellectual Property Assets infringes any Copyright of any third party, and to the knowledge of Seller, none of the subject matter of any of the Copyrights included in the Licensed Intellectual Property Assets infringes any Copyright of any third party.

(g)           Trade Secrets.  Seller and the Subsidiaries of Seller have taken reasonable security measures to protect the confidentiality of all Trade Secrets owned by Seller or a Subsidiary of Seller used in the operation of the Business (the “Business Trade Secrets”).

(h)           Know-How Necessary for the Business.

(i)            The Business Intellectual Property Assets include all of the Intellectual Property Assets used in or necessary for the operation of the Business as it is currently conducted and there are no other Intellectual Property Assets used in the Business or needed to conduct the Business as it is currently conducted.  The previous sentence is not intended to be a representation on non-infringement or misappropriation of third party Intellectual Property rights, which representations are set forth in the remainder of this Section 4.19.  Seller or a Subsidiary of Seller (A) is the exclusive owner of all right, title, and interest in and to each of the Owned Intellectual Property Assets, and (B) all of the Licensed Intellectual Property Assets are the subject of a written license or other agreements, in each case of (A) and (B), free and clear of all Encumbrances.  The Business Intellectual Property Assets, to the knowledge of Seller, are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.  The sole Intellectual Property Assets retained by Seller or a Subsidiary of Seller that are used in the Business as it is currently conducted, including, without limitation, the development, manufacturing, sale and import of Customer Offerings, are licensed to Buyer and the Subsidiaries of Buyer under the license agreement between Seller and a

Subsidiary of Seller, which license agreement shall be assigned to Buyer by Seller as a Purchased Contract at Closing pursuant to the terms hereof.

(ii)           The conduct of the Business, including, without limitation, the development, manufacture, distribution, sale and licensing of the Customer Offerings and the use of the Business Intellectual Property Assets, has not, and does not, infringe or misappropriate any Intellectual Property Assets of any third party, other than the rights of any third party under any Patent or Mark, and to the knowledge of Seller, the conduct of the Business, including, without limitation, the development, manufacture, distribution, sale and licensing of the Customer Offerings and the use of the Business Intellectual Property Assets, has not, and does not, infringe or misappropriate the rights of any third party under any Patent or Mark.  Except as set forth in Section 4.19(h) of the Seller Disclosure Schedule, there are no claims or actions against Seller or a Subsidiary of Seller that are presently pending, and to the knowledge of Seller, no claims or actions have been threatened that (A) contest or seek to deny or restrict the validity, use, ownership or enforceability of any Business Intellectual Property Assets, (B) allege that the Licensed Intellectual Property Assets are being licensed or sublicensed in conflict with the terms of any license or other Contract or (C) allege that Seller or a Subsidiary of Seller is violating or misappropriating an Intellectual Property Right of a third party.

(iii)          No current or former employee or consultant of Seller owns any rights in or to any Intellectual Property Asset created in the scope of such employee’s employment with or consultant’s engagement by, as applicable, Seller.  No employee of Seller has entered into or otherwise subject to any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than Seller.  Except as set forth on Section 4.19(h)(iii) of the Seller Disclosure Schedule, no written offers for a license of third party Intellectual Property Assets or written notices of infringement or misappropriation of third party Intellectual Property Assets have been received by Seller or a Subsidiary of Seller during the last two (2) years, except such offers and notices which did not relate to the Business.

(i)            Agreements.

(i)            Section 4.19(i) of the Seller Disclosure Schedule contains a complete and accurate list of all material Business Intellectual Property Contracts to which Seller or a Subsidiary of Seller is a party or by which Seller or a Subsidiary of Seller is bound, except for any license implied by the sale of a product and off-the-shelf software programs under which Seller is the licensee. Except as indicated in Section 4.19(i) of the Seller Disclosure Schedule, (A) all Licensed Intellectual Property Assets are  the subject of a written license or other agreements, and (B) Seller has not granted any license or other right to any third party with respect to the Business Intellectual Property Assets, other than customer agreements entered into in the ordinary course of business.  There are no options, rights, licenses or interests of any kind relating to Owned Intellectual Property Assets other than as set forth in the Contracts listed in Section 4.19(i) of the Seller Disclosure Schedule.    To the knowledge of Seller, Seller is not in breach of, nor has Seller failed to perform under, any of the Business Intellectual Property Contracts and, to the knowledge of Seller, no other party to any such Business Intellectual Property Contract is in breach thereof or has failed to perform thereunder.  Except as set forth in Section 4.19(i) of the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby will not conflict with, impair or result in the loss or impairment of, or payment of any additional amounts with respect to, any rights of Seller to own or use any of the Business Intellectual Property Assets, or result in the breach, modification, termination or suspension of (or give the other party thereto the right to cause any of the foregoing) any of the Business Intellectual Property Contracts nor will such consummation require the consent of any such party.  Except as set forth in Section 4.19(i) of the Seller Disclosure Schedule, following the Closing Date, Buyer will be permitted to exercise all of Seller’s rights and receive all of Seller’s benefits (including payments) under the Business Intellectual Property Contracts to the same extent Seller would have been able to, had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration.

(ii)           There are no Contracts or arrangements to which Seller is a party under which any Governmental Authority acquires rights with respect to any Customer Offerings or Business Software or Owned Intellectual Property Assets except “limited rights” with respect to technical data or “restricted rights” with respect to Software as contemplated by the provisions of Federal Acquisition Regulations (FAR) 52.227-19, paragraph (c)(2) as applicable, and 48 C.F.R. 2.101, 12.212 and 227.7202-1 through 227.7202-4 (June 1995) of the DoD FAR Supplement and its successors, or the equivalent thereof under foreign applicable law, nor has any Governmental Authority acquired any rights outside of any such Contracts, arrangements or subcontract as the result of providing any funding relating to the development of any Business Intellectual Property Assets.

(j)            Software.

(i)            Section 4.19(j) of the Seller Disclosure Schedule lists all Customer Offerings currently distributed, sold or licensed by Seller in connection with the Business which embody Business Software.  The Business Software embodied in the Customer Offerings currently distributed, sold or licensed by Seller in connection with the Business substantially conforms to the specifications applicable to such Software in all material respects.  The Business Software embodied in the Customer Offerings currently distributed, sold or licensed by Seller in connection with the Business does not contain any passwords, keys, security devices, trap doors or any instructions commonly referred to as Trojan horses, worms, self-destruct mechanisms, or time/logic bombs that (A) interfere with the functionality described in the applicable specifications or (B) interfere with the use of the Business Software or the Customer Offerings or have an adverse impact on the operation of other software programs or operating systems.

(ii)           Seller has not and shall not (A) incorporate any Publicly Available Software in whole or in part into any part of the Business Software, (B) use Publicly Available Software in whole or in part in the development of any part of the Business Software, or (C) distribute Business Software in conjunction with or for use with any Publicly Available Software, that in any case subjects or purports to subject the Business Software, in whole or in part, to all or part of the license obligations of any Publicly Available Software or grants, or purports to grant, to any third party, any rights or immunities under Seller’s or Buyer’s intellectual property rights.

(iii)          Seller has obtained all approvals necessary for exporting the Business Software outside the United States and importing the Business Software into any country in which the Business Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.  No rights in the Business Software have been transferred to any third party except to the customers of Seller to whom Seller has licensed such Business Software in the ordinary course of business.  Seller has the right to use all software development tools, library functions, compilers, and other third party software that are material to Seller or that are required to operate or modify the Business Software.

(k)           IT Assets.  The IT Assets constitute all the computer systems, networks, hardware, Software and databases, routers, hubs, switches, data communication lines and all other information technology used in and/or necessary for the conduct of the Business of Seller as such business is currently conducted.  To the knowledge of Seller, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) materially disrupt the operation of the IT Assets, except as disclosed in its documentation, or (iii) have an adverse impact on the operation of other software programs or operating systems.

4.20        Opinion of Financial Advisor.  The board of directors of Seller has received the opinion of Seller’s Advisor, dated September 11, 2008, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Purchase Price is fair from a financial point of view.

4.21        Proxy Statement; Seller Information.  The information relating to the Business, Seller and its Subsidiaries to be contained in the Proxy Statement, and any other documents filed with the SEC in connection herewith, will not, on the date the Proxy Statement is first mailed to Seller Stockholders or at the time of the Seller Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.  The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

4.22        Illegal Payments or Activities.  Neither Seller nor any Subsidiary of Seller, nor any director, manager, officer, agent or employee of Seller or any Subsidiary of Seller, or any Affiliate of any of the foregoing, has, directly or indirectly: (a) used any funds of Seller or any Subsidiary of Seller for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used any funds of Seller or any Subsidiary of Seller, or used any other funds to make any payment for the benefit of Seller or any Subsidiary of Seller, in violation of applicable Law to foreign or domestic government officials or employees, (c) used any funds of Seller or any Subsidiary of Seller, or used any other funds to make any payment for the benefit of Seller or any Subsidiary of Seller, in violation of applicable Law or (d) taken any other action which would cause Seller or any Subsidiary of Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

4.23        Product Warranties.  Each Customer Offering manufactured, sold, leased, licensed or delivered by Seller or any Subsidiary of Seller has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and, to the knowledge of Seller, except as set forth on Section 4.23 of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has any Liability for replacement or repair thereof or for other material damages in connection therewith that would constitute, individually or in the aggregate, or that would reasonably be expected to result in, a Business Material Adverse Effect.  Except as set forth on Section 4.23 of the Seller Disclosure Schedule, no Customer Offering manufactured, sold, leased, distributed, licensed or delivered by Seller or any Subsidiary of Seller is subject to any guaranty, warranty, or other indemnity beyond (a) Seller’s or such

Subsidiary of Seller’s applicable standard terms and condition of sale or lease, (b) those implied or imposed by the Uniform Commercial Code (as implemented in applicable jurisdictions where Seller or such Subsidiary of Seller conducts business), or (c) those additional or different warranty terms granted by Seller or such Subsidiary of Seller from time to time in a Purchased Contract.

4.24        Insurance Coverage.  Except as set forth in Section 4.24 of the Seller Disclosure Schedule, there are currently no claims pending against Seller or any Subsidiary of Seller under any insurance policies currently in effect and covering the Purchased Assets, the Business or any Business Employees, and all premiums due and payable with respect to the policies maintained by Seller or any Subsidiary of Seller have been paid to date.  To the knowledge of Seller, there is no threatened termination of any such policies or arrangements.

4.25        Privacy of Customer Information.  Seller and each Subsidiary of Seller has commercially reasonable security measures in place to protect the consumer or customer information it receives through its websites or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner that violates Seller’s publicly available privacy policy (if any).

4.26        Suppliers.  No vendor nor licensor to Seller or any Subsidiary of Seller of Business Intellectual Property Assets that could reasonably be expected to account for payments in excess of one hundred fifty thousand dollars ($150,000) in the twelve (12)-month period ending December 31, 2008 has (i) cancelled, materially modified, or otherwise terminated its relationship with Seller or any Subsidiary of Seller or (ii) materially and unilaterally decreased its services, supplies or materials to Seller or any Subsidiary of Seller.

4.27        Inventory.  All inventory of Seller and the Subsidiaries of Seller related to the Business consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, which, in the case of inventory reflected on the Most Recent Balance Sheet, have been written-off or written-down to net realizable value or otherwise reserved for in a manner consistent with past practice and in accordance with GAAP on the Most Recent Balance Sheet.

4.28        Accounts Receivable.  A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, has been provided to Buyer.  Neither Seller nor any Subsidiary of Seller has received any notice in writing from an account debtor stating that any account receivable reflected on the Most Recent Balance Sheet in an amount in excess of ten thousand dollars ($10,000) is subject to any contest, claim or setoff by such account debtor.  Except as set forth in Section 4.28 of the Seller Disclosure Schedule, no Person has any Encumbrance (other than Permitted Encumbrances) in the accounts receivable of Seller or any Subsidiary of Seller reflected on the Most Recent Balance Sheet, and no agreement for a material deduction or material discount has been made with respect to any outstanding account receivable with an undiscounted value in excess of fifty thousand dollars ($50,000).  All reserves of Seller and the Subsidiaries of Seller related to accounts receivable, as reflected in the Most Recent Balance Sheet, are adequate and calculated consistent with past practice.

4.29        Customers; Distributors.  Section 4.29 of the Seller Disclosure Schedule sets forth a list of each customer that accounted for more than two percent (2%) of the consolidated revenues of the Business during fiscal years ended December 31, 2006 and December 31, 2007 and the amount of revenues accounted for by such customer during each such period.  Except as set forth on Section 4.29 of the Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has received written notice from any such customer indicating that it intends to terminate or not renew its purchase, license or other applicable agreement with Seller or a Subsidiary of Seller.  Except as set forth on Section 4.29 of the

Seller Disclosure Schedule, neither Seller nor any Subsidiary of Seller has received written notice from any of their OEMs, distributors, resellers or integrators who purchase Customer Offerings and that paid Seller or a Subsidiary of Seller in excess of two hundred fifty thousand dollars ($250,000) during the fiscal year ended on December 31, 2007 indicating that any such OEM, distributor, reseller or integrator intends to cease acting as a OEM, distributor, reseller or integrator of such Customer Offerings.  Except as set forth on Section 4.29 of the Seller Disclosure Schedule, Seller has provided to Buyer complete and accurate copies of each agreement by and between Seller, or a Subsidiary of Seller, and each Person listed in Section 4.29 of the Seller Disclosure Schedule.

4.30        Government Contracts.  Neither Seller nor any of the Subsidiaries of Seller is a party to or bound by any Government Contract or Bid relating to the Business.

4.31        Foreign Assets Control Regulations, Etc.

(a)           With respect to the Business, neither Seller or any Subsidiary of Seller has violated (i) the United States Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (iii) Executive Order No. 13,224 66 Fed Reg 40,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Terrorism Order”), or (iv) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

(b)           Seller and the Subsidiaries of Seller have conducted the Business in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001).

4.32        No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Buyer acknowledges that neither Seller nor any Person on behalf of Seller makes any other express or implied representation or warranty with respect to the Business, Seller or any of its Subsidiaries or with respect to any other information provided or made available to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.  Neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material provided to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article IV.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve Seller or any other Person from Liability for fraud.

4.33        Definition of Seller’s Knowledge.  As used in this Agreement, the phrase “to the knowledge of Seller,” “to Seller’s knowledge” or any similar phrases means the actual (and not the constructive or imputed) knowledge of the Key Employees following due inquiry of those employees of Seller, any Excluded Subsidiary or any Subsidiary of Seller who are primarily responsible for the matter in question.

ARTICLE V  —  COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business Pending the Closing.  At all times from the execution of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by applicable Law, as set forth in Schedule 5.1 or as contemplated elsewhere in this Agreement, Seller shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, operate the Business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable Law and to use commercially reasonable efforts to preserve substantially intact the Business and the goodwill of the Business.  Furthermore, with respect to the Business, Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Schedule 5.1, or to the extent Buyer shall consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a)           (i) sell, lease, license or otherwise dispose of (1) any of the Purchased Assets or (2) any of the capital stock of or other equity interests in any of any of Seller’s Subsidiaries, or (ii) mortgage or pledge any of the Purchased Assets or subject any of the Purchased Assets to any Encumbrance (other than a Permitted Encumbrance), other than, in the case of both clauses (i)(1) and (ii), in the ordinary course of the Business consistent with past practice;

(b)           except with respect to ordinary course contracts with customers of the Business, enter into or amend any Purchased Contract other than in the ordinary course of the Business consistent with past practice;

(c)           except as set forth in Schedule 5.1 or as required pursuant to new contracts entered into in the ordinary course of business, make or commit to make capital expenditures relating to the Business;

(d)           settle or compromise any litigation or other disputes relating to the Business (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed seventy-five thousand dollars ($75,000), excluding any amounts that may be paid under existing insurance policies;

(e)           except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller or any of its Subsidiaries that holds any Purchased Assets;

(f)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses for the conduct of the Business, other than in the ordinary course of business in a manner that is consistent with past practice;

(g)           make any loans, advances or capital contributions to, or investments in, any other Person with respect to the Business, other than in the ordinary course of business consistent with past practice;

(h)           create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money with respect to the Business;

(i)            enter into any contract, agreement or commitment with respect to the Business which (i) imposes any material restriction on the ability of Seller or any of its Affiliates to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (ii) which grants any exclusive license, supply or distribution agreement or other exclusive rights, (iii) which grants any “most favored nation”, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Business Intellectual Property Assets, (iv) requires the purchase of all or substantially all or a given portion of the Business’ requirements from a given third party which is material to the Business, or (v) would have any of the foregoing effects on Buyer or any of its respective Affiliates after the Closing;

(j)            (i) abandon or fail to maintain any Business Intellectual Property Assets, or (ii) license any Business Intellectual Property Assets, other than in the ordinary course of the business consistent with past practice;

(k)           (i) make any increase in the salary, wages or other cash compensation of (A) any Business Employee whose annual base salary is currently in excess of one hundred thousand dollars ($100,000) or (B) any other Business Employee (other than routine compensation increases in connection with annual employee reviews and routine bonus payments in connection with bonus and profit sharing plans in existence on the date hereof), (ii) grant or increase any bonus, severance, termination pay, benefit or other direct or indirect compensation to any Business Employee, (iii) amend any written employment or severance agreement with any Business Employee, (iv) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any Business Employee, or (v) establish, adopt, amend (except as required by applicable Law) or terminate any Business Benefit Plan covering any Business Employee;

(l)            change the methods of accounting or accounting practice by Seller with respect to the Business, except as required by concurrent changes in GAAP or applicable Law as agreed to by Seller’s independent public accountants;

(m)          waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract or agreement relating to the Business or any assets that would constitute Purchased Assets hereunder to which Seller or any of its Subsidiaries is a party;

(n)           with respect to the Business, engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to the period prior to Closing sales to the trade or otherwise than would otherwise reasonably be expected to occur in the period after Closing, or (ii) any other promotional sales or discount activity, in each case, in a manner outside the ordinary course of business; or

(o)           take any action that would (or fail to take any action if such failure would) cause the condition set forth in Section 7.2(a) to be untrue as of any date after the date hereof;

(p)           make or change any Tax election with respect to non-income Taxes levied with respect to the Purchased Assets only;

(q)           transfer or redirect any assets or working capital related to the Business to any Excluded Subsidiary, or transfer or redirect any Liabilities of Seller, a Subsidiary of Seller or an Excluded Subsidiary to the Business; and

(r)            agree in writing or otherwise to take any action inconsistent with any of the foregoing.

5.2          Advice of Changes.  Seller and Buyer shall promptly give written notice to the other upon becoming aware of any event, development, change, or occurrence having a Business Material Adverse Effect or Buyer Material Adverse Effect, respectively, or which it believes would reasonably be likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI  —  ADDITIONAL AGREEMENTS

6.1          Proxy Statement.

(a)           As promptly as practicable after the date of this Agreement (but in no event after the fifteenth (15th) Business Day following the date hereof), Seller shall prepare and cause to be filed with the SEC the Proxy Statement.  Seller shall use commercially reasonable efforts to cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement.  Buyer shall furnish all information concerning itself as Seller may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law.  Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Buyer prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall provide Buyer with copies of all correspondence between Seller and its Representatives on the one hand and the SEC and its staff on the other hand.  Seller will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Seller Stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments).  If Buyer becomes aware of any information that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then Buyer shall promptly inform Seller thereof and shall cooperate with Seller in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Seller Stockholders.

(b)           Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.

6.2          Seller Stockholders’ Meeting.

(a)           Subject to the provisions of Section 6.4 hereof, Seller shall take all action necessary to call, give notice of, convene and hold the Seller Stockholders’ Meeting to consider and vote on a proposal to approve this Agreement and the sale of the Purchased Assets.  Subject to the provisions of Section 6.4 hereof, the Seller Stockholders’ Meeting shall be held as promptly as practicable after mailing of the Proxy Statement.

(b)           Subject to the provisions of Section 6.4 hereof, the board of directors of Seller shall unanimously recommend that the Seller Stockholders approve this Agreement and the sale of the Purchased Assets (the “Seller Recommendation”) and Seller shall include such Seller Recommendation in the Proxy Statement.

(c)           Subject to the provisions of Section 6.4 hereof, Seller shall use its commercially reasonable efforts to solicit from the Seller Stockholders proxies in favor of this Agreement and the sale of the Purchased Assets and shall take all other action necessary or advisable to secure the vote or consent of the Seller Stockholders required by its certificate of incorporation, its bylaws or applicable Law to obtain such approvals.

(d)           Subject to Seller’s rights under Section 8.1 hereof, Seller’s obligation to call, give notice of, convene and hold the Seller Stockholders’ Meeting in accordance with this Section 6.2 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of Seller’s board of directors with respect to this Agreement and/or the sale of the Purchased Assets.

6.3          Third Party Consents and Regulatory Approvals.

(a)           Subject to the terms and conditions hereof, Seller and Buyer shall use their reasonable best efforts to:

(i)            take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Seller or Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)          as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement under (A) the Exchange Act and any other applicable federal or state securities laws and (B) any other applicable Law; and

(iv)          execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Seller and Buyer shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith.  Seller and Buyer shall use their respective reasonable best efforts to furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 6.3(b).

(b)           Subject to the terms hereof, Buyer and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  Buyer and Seller shall equally share the cost of any filing and related fees in connection with any such filings that must be made by any of the parties under the Antitrust Laws.

(c)           Each of Seller and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents required in connection with the transactions contemplated by this Agreement that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Business Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Closing, it being understood that neither Seller nor Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.3; provided, however, in the event any such payment is required, the parties shall promptly discuss such payment requirement and work together in good faith to obtain the consent.

(d)           Subject to applicable Law and as required by any Governmental Authority, Seller and Buyer shall each keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 6.3, including promptly furnishing the other with copies of notices or other material communications received by Buyer or Seller, as the case may be, or any of its Subsidiaries, from any third party and/or Governmental Authority with respect to the transactions contemplated hereby.  Neither Seller nor Buyer shall permit any Representative to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat.

6.4          No Solicitation.

(a)           Upon execution of this Agreement, Seller shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal.

(b)           Except as authorized or permitted in this Section 6.4, Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any other action knowingly to facilitate the submission of any Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish any non-public information to any Person (other than Buyer) in connection with an Acquisition Proposal, (iii) enter into any letter of intent or similar agreement providing for an Acquisition Proposal, or (iv) approve or recommend an Acquisition Proposal.

(c)           Notwithstanding the limitations set forth in Section 6.4(b), from the date hereof and prior to the receipt of the Seller Stockholders’ Approval, Seller or any of its Representatives may, in response to a bona fide written Acquisition Proposal not obtained in violation of the provisions of Section 6.4(b), (i) furnish information to the third party making such Acquisition Proposal (a “Qualified Bidder”), provided Seller receives from the Qualified Bidder an executed confidentiality agreement (the terms of which are substantially similar to those contained in the Confidentiality Agreement except for any standstill or similar provisions), and (ii) engage in discussions or negotiations with the Qualified Bidder and its representatives with respect to the Acquisition Proposal, in each case if but only if (A) the board of directors of Seller determines, in good faith based on advice from its financial advisors, that such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal, and (B) the board of directors of Seller determines, in good faith based on the written advice from its outside legal counsel, that failure to take either of the actions set forth in the foregoing clauses (i) and (ii) would cause it to violate its fiduciary duties to the Seller Stockholders under applicable Law.

(d)           Except as otherwise provided in Section 6.4(e), neither the board of directors of Seller nor any committee of the board of directors of Seller may withdraw or change in a manner adverse to Buyer the Seller Recommendation, or propose publicly to approve, adopt or recommend any Acquisition Proposal (an “Adverse Recommendation Change”).

(e)           Notwithstanding Section 6.4(d), at any time prior to the receipt of the Seller Stockholders’ Approval, if Seller receives an Acquisition Proposal that the board of directors of Seller concludes in good faith, after consultation with Seller’s outside legal counsel and financial advisors, constitutes a Superior Proposal, the board of directors of Seller may (i) effect an Adverse Recommendation Change, and/or (ii) enter into a definitive agreement with respect to such Superior Proposal (an “Acquisition Agreement”) and terminate this Agreement in accordance with Section 8.1(h); provided, however, that such actions may only be taken (A) at a time that is prior to the receipt of the Seller Stockholders’ Approval and after the fifth (5th) Business Day following Buyer’s receipt of written notice from Seller that the board of directors of Seller and/or a committee of the board of directors of Seller is prepared to take such action (which notice will specify the material terms of the applicable Superior Proposal) (the “Subsequent Determination Notice”), and (B) if, at the end of such period, the board of directors of Seller and/or a committee of the board of directors of Seller determines in good faith, after taking into account all amendments or revisions irrevocably committed to by Buyer and after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal.  During any such five (5) Business Day period, Buyer shall be entitled to deliver to Seller one or more counterproposals to such Superior Proposal.

(f)            From and after the execution of this Agreement, Seller shall notify Buyer promptly (but in any event within 48 hours) after the receipt of any inquiries, discussions, negotiations, proposals or expressions of interest with respect to an Acquisition Proposal (including a summary of the material terms and conditions thereof, including price, and the identity of the Person making any Acquisition Proposal).

(g)           Nothing in this Section 6.4 shall prohibit Seller from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of Seller and/or a committee of the board of directors of Seller, after consultation with its outside legal counsel, that failing to take such action would be inconsistent with its obligations under applicable Law.

(h)           For the purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal made by a third party that the board of directors of Seller and/or a committee of the board of directors of Seller determines in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to Seller than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal including, without limitation, the likelihood of consummation.

(i)            For purposes of this Agreement, “Acquisition Proposal” means any bona fide written proposal or offer that was unsolicited, made after the date of this Agreement and not otherwise obtained in breach of this Agreement for (x) the purchase or acquisition of securities representing 50% or more of the voting power of Seller by way of a merger, tender offer, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction; or (y) a sale, lease exchange, mortgage, pledge, transfer or other acquisition of all or substantially all of the assets of either (1) Seller on a consolidated basis or (2) the Business, in each case, in one or a series of related transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

6.5          Access to Information.

(a)           Upon reasonable prior notice to the executive officer or other Person designated by Seller and subject to applicable Law relating to the exchange of information, Seller, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Buyer, reasonable access, during normal business hours during the period from the date of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the Purchased Assets (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws).  Seller also shall provide Buyer with reasonable access to Seller’s officers, employees and agents.  Neither Seller nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege.  The parties hereto will use commercially reasonably efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement and all such information shall not affect or be deemed to modify any representation or warranty made by Seller in this Agreement.

(c)           Seller and Buyer shall preserve until the sixth (6th) anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or the Business prior to the Closing.  After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or the Business prior to the Closing, and the other party and its Representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party.  Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the thirtieth (30th) day after such notice is given unless the other party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

6.6          Employment and Benefit Matters.

(a)           Schedule 6.6(a) sets forth, as of the date hereof, a list of individuals employed by Seller or its Subsidiaries that are primarily engaged in the Business (the individuals set forth on such schedule are each a “Business Employee” and are collectively referred to as the “Business Employees”) together with their first date of service recognized by Seller or a Subsidiary of Seller employing the Business Employee (the “Service Date”).  On or before the Closing Date, Seller shall update Schedule 6.6(a) to reflect any new hires of Business Employees (the individuals appearing on such updated schedule shall be deemed to be Business Employees for purposes of this Section 6.6), provided, however, that the number of Business Employees shall not exceed one hundred eighty (180) individuals.  On or before the Closing Date, Buyer shall have the option to offer employment to each Business Employee.  Such offers of employment shall be made pursuant to an offer letter to be mutually agreed to by Buyer or a Subsidiary of Buyer and each such Business Employee; provided, that the terms set out in such offers of employment shall be substantially similar to the terms which Buyer or the applicable Subsidiary of Buyer would normally offer to a new employee being hired for the same position with similar education and experience and located in the same geographic location.  Notwithstanding the foregoing, Buyer or the applicable Subsidiary of Buyer agree to recognize the Service Date of each Business Employee for any benefits offered by Buyer or the applicable Subsidiary of Buyer that relate to a start date of employment.  Seller shall use its commercially reasonable efforts to assist Buyer in employing as new employees of Buyer, the Business Employees offered employment.  Any Business Employee who accepts Buyer’s offer of employment and commences employment with Buyer shall be referred to, individually, as a “Transferred Employee” and, collectively, as the “Transferred Employees.”  Seller or a Subsidiary of Seller, as the case may be, shall terminate the employment of all Transferred Employees with Seller or a Subsidiary of Seller, as the case may be, effective immediately prior to such Transferred Employees commencing employment with Buyer and Seller or a Subsidiary of Seller, as the case may be, shall pay to such Transferred Employee upon such termination all accrued wages, including all accrued bonuses and commissions.  Buyer shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time, except to the extent otherwise provided in any written agreement entered into by Buyer and/or any of its Subsidiaries and any Transferred Employee after the Closing.  Seller or the applicable Subsidiary of Seller shall at its option either retain or sever the remaining Business Employees that are not Transferred Employees, with the names of such Business Employees that are not Transferred Employees that Seller or the applicable Subsidiary of Seller elect to retain set out in Schedule VI. The names of such Business Employees shall be as set forth in Schedules IV, V and VI as completed at Closing.  The parties agree that the Severance Policy shall apply to all US-based Business Employees who did not receive an offer or who received an offer which was not a Comparable Offer and who otherwise meet the eligibility requirements of the Severance Policy.  The parties agree that those Business Employees in foreign jurisdictions who did not receive an offer or who did not receive a Comparable Offer shall be paid the minimum amount required by applicable Law.  Seller and the applicable Subsidiaries of Seller agree that should Buyer or a Subsidiary of Buyer provide a Business Employee with a Comparable Offer that is refused by such Business Employee, the Business Employee shall not meet the eligibility criteria for severance under the Severance Policy and Buyer shall not be responsible for any Severance Obligation Adjustment related to such Business Employee.

(b)           From and after the Closing, Buyer shall provide each Transferred Employee with employee benefits that are substantially similar in the aggregate to those employee benefits provided by Buyer or an applicable Subsidiary of Buyer to its other employees in that jurisdiction.  Buyer shall, or Buyer shall cause its applicable Subsidiary to, (i) with respect to Transferred Employees in North

America, treat, and shall cause its applicable benefit plans to respect the Service Date for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Buyer or such Subsidiary and (ii) with respect to Transferred Employees outside of North America, to the extent practicable, treat, and shall cause its applicable benefit plans to respect the Service Date for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of Buyer or such Subsidiary.  Without limiting the foregoing, Buyer shall, or Buyer shall cause its applicable Subsidiary to, cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of Buyer or such Subsidiary to be waived with respect to the Transferred Employees and their eligible dependents in the United States and to the extent practicable in the rest of the world, to the extent waived under the plan maintained by Seller or any Subsidiary of Seller in which the Transferred Employees participated immediately prior to the Closing Date.  Notwithstanding the foregoing, with respect to Transferred Employees outside the United States, Seller acknowledges that Buyer is not required to pay any more than a nominal amount to cause its benefit plans to treat the Transferred Employees as set out above.

(c)           Except as otherwise provided in this Agreement, Seller shall be liable for the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits (including such Liabilities arising out of the termination of employment of any Business Employee) with respect to any Transferred Employees to the extent resulting from claims arising prior the Closing Date.  Except as otherwise provided in this Agreement, Buyer shall be liable for the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits (including Liabilities arising out of the termination of employment of any Business Employee) with respect to Transferred Employees to the extent resulting from claims arising on or after the Closing Date.

(d)           Buyer shall perform all of its obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to Transferred Employees that become covered by any group health insurance plan of Buyer.

(e)           Buyer shall provide credit to each Transferred Employees for all vacation time and paid time off that the respective Transferred Employee accrued pursuant to the policies of Seller or a Subsidiary of Seller but did not forfeit or use prior to the Closing Date.  The vacation time and paid time off accrued by each Transferred Employee pursuant to the policies of Seller or a Subsidiary of Seller that was not forfeited or used by such Business Employee is set forth on Schedule 6.6(a), which such Schedule 6.6(a) shall be updated by Seller at Closing.

(f)            Except as expressly set forth in this Section 6.6 with respect to Transferred Employees, Buyer shall have no obligation with respect to any Business Employee (including any beneficiary or dependent thereof).  Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.6.

6.7          Taxes.

(a)           All federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer taxes, if any, (such taxes, “Transfer Taxes”), due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith shall be borne by Buyer, whether imposed by law on Seller or Buyer.  Buyer shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.  Seller shall cooperate in providing

Buyer with any appropriate resale exemption certifications, proof of payment or any other similar documentation and Buyer shall promptly reimburse Seller for any Transfer Taxes paid directly by Seller.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (each such period, a “Straddle Period”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days in such Straddle Period ending with and including the Closing Date, (the “Pre-Closing Period”), and the number of days in such Straddle Period beginning the day after the Closing Date (the “Post-Closing Period”).  Seller shall be liable for the portion of such Taxes attributable to the Pre-Closing Period, and Buyer shall be liable for the portion of such Taxes attributable to the Post-Closing Period.  If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes.  After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them.  If either party receives a refund of Taxes for which the other party is responsible pursuant to this Section 6.7(b), it shall reimburse the other party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(c)           Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

6.8          Bulk Sales Laws.  The parties hereto hereby waive compliance by the parties hereto with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement (subject to the indemnification provisions of Article IX).

6.9          Additional Agreements.  Each party hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

6.10        Publicity.  Buyer and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 6.4.  Buyer shall consult with Seller before engaging in any other activity that could reasonably be expected to be deemed a “solicitation” of votes in support of the transactions contemplated hereby under applicable U.S. federal securities laws and shall make all modifications, including, without limitation, the inclusion of legends to comply with U.S. federal securities laws applicable to Seller, to any written communications made with respect to the transactions contemplated by this Agreement.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form mutually agreed to by the parties.

6.11        Other Actions by the Parties.  Subject to Section 6.4, each of the parties hereto shall refrain (and shall use its reasonable best efforts to cause its respected Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in any condition set forth in Article VII not being satisfied.

6.12        Audit Assistance.  From and after the Closing, to the extent reasonably requested by Buyer and at Buyer’s sole cost and expense, in connection with (i) any audit of the financial statements relating to the Business; (ii) any separate presentation to be prepared by Buyer of the financial statements relating to the Business, or (iii) any presentation to be prepared by Buyer of the pro forma effects of Buyer’s acquisition of the Business, in each case, Seller shall, and shall use commercially reasonable efforts to cause Seller’s auditors to, (x) reasonably cooperate in the preparation of such financial statements or pro forma presentation, and (y) provide any records or other information requested by Buyer in connection therewith.

6.13        Non-Solicitation of Employees.

(a)           Seller agrees that for a period from the date hereof and continuing until the earlier of the date that is two (2) years after (i) the Closing Date or (ii) effective date of the termination of this Agreement, neither Seller nor any of its Affiliates shall employ or solicit, or receive or accept the performance of services by, any Transferred Employee; provided, that (i) Seller may make general solicitations for employment not specifically directed at the Transferred Employees and employ any Transferred Employee who responds to such solicitations, (ii) employ any Transferred Employee who approaches Seller or any Subsidiary of Seller on an unsolicited basis, and (iii) employ any Transferred Employee that responds to solicitations conducted by search firms that have not been specifically directed to target the Transferred Employees.

(b)           Buyer agrees that for a period from the date hereof and continuing until and the earlier of the date that is two (2) years after (i) the Closing Date or (ii) effective date of the termination of this Agreement, neither Buyer nor any of its Subsidiaries shall employ or solicit, or receive or accept the performance of services by, any employee (other than the Business Employees) of Seller, an Excluded Subsidiary or a Subsidiary of Seller as of the Closing Date listed on Schedule 6.13, which such Schedule 6.13 shall be completed by Seller at Closing; provided, that (i) Buyer may make general solicitations for employment not specifically directed at Seller, any Subsidiary of Seller, any Affiliate of Seller or any employees of any of the foregoing and employ any person who responds to such solicitations, (ii) employ such person who approaches Buyer on an unsolicited basis, and (iii) employ such person that responds to solicitations conducted by search firms that have not been specifically directed to target Seller, a Subsidiary of Seller, any Affiliate of Seller or any Subsidiary of Seller or any employees of the foregoing.

(c)           If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.  Each party acknowledges that the other parties would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate such other parties for any such breach.  Each party agrees that the other parties shall be entitled to injunctive relief requiring specific performance by the other parties of this Section, and each party consents to the entry thereof.

6.14        Financing.

(a)           Buyer shall, at Buyer’s expense, use its commercially reasonable efforts to (i) fully satisfy in all respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters such that the transactions contemplated thereby shall be consummated as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof.  Buyer shall use its commercially reasonable efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters as promptly as practicable but in any event on or prior to the Closing Date.

(b)           Seller will provide, and cause each Subsidiary of Seller and each of their officers, employees, Representatives and advisors (including legal and accounting) to provide, all cooperation reasonably requested by Buyer in connection with the arrangement of the Loan, including by (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (ii) preparing rating agency presentations, business projections, financial statements, confidential information memoranda and similar documents, (iii) providing the financial and other information necessary for and otherwise cooperating in the satisfaction of the obligations and conditions set forth in the Commitment Letter within the time periods required thereby in order to permit the Closing to occur on or prior to the date set forth in such Commitment Letter, (iv) reasonably facilitating the pledge of the Purchased Assets as collateral for the Loan, and (v) using reasonable commercial efforts to obtain consents to the collateral assignment of the Purchased Assets to secure the Loan.  Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with any financing or incur any expense to effect compliance with the foregoing.

6.15        Use of Business Names by Seller.  Following the Closing, Seller shall not, directly or indirectly, use or do business, or allow any of their Affiliates to use or do business, under the names and/or marks identified in Schedule 6.15.  Notwithstanding the foregoing, to the extent that any such names and marks appear, as of the Closing Date, on any previously printed stationary, signage, packaging, advertising and promotional materials, packing and shipping materials and other similar materials (provided that such materials to do not impose any binding obligations under Law) used or held for use by the retained business of Seller and the Subsidiaries of Seller, Seller and the Subsidiaries of Seller may use, without alteration, such previously marked materials from and after the Closing Date for a period not to exceed six (6) months, provided that, after such six (6) month period, Seller and the Subsidiaries of Seller shall immediately cease all use of such materials and shall not have any further right to use such names and marks or any other names and marks of Seller for any purpose.

6.16        Collection of Accounts Receivable and Deposits.  Seller agrees that it shall forward promptly to Buyer any monies, checks or instruments received by Seller or any Subsidiary of Seller after the Closing Date with respect to the accounts receivable purchased by Buyer from Seller or any Subsidiary of Seller pursuant to this Agreement.  Seller shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such accounts receivable, provided Buyer pays the reasonable out-of-pocket expenses of Seller and its officers, directors and employees incurred in providing such assistance.

6.17        Confidentiality.  Seller acknowledges and agrees that all information, discoveries, data, concepts, ideas, processes, methods, techniques, products, formulas, know-how, trade secrets and/or improvements thereon (including the Business Intellectual Property Assets), and any notes, analysis, compilations, studies, summaries, working papers or other materials relating to the Business (the “Information”) will, upon the Closing, constitute confidential information of Buyer.  Seller agrees that, except as otherwise provided in this Section 6.17, from and after the Closing, Seller will not, and will cause the Subsidiaries of Seller and its and each of their directors, officers, employees and agents, to not, at any time, disclose to any unauthorized Person any Information, whether such Information is in memory or embodied in a writing or other physical form, without Buyer’s prior written consent, unless and to the extent that (i) the Information is or becomes generally known to and available for use by the public other than as a result of the fault of Seller or the fault of any other Person bound by a duty of confidentiality to Buyer, (ii) the public disclosure thereof is required by a court of competent jurisdiction or otherwise by applicable Law or (iii) the disclosure thereof is necessary in connection with the enforcement of this Agreement.  If Seller becomes legally compelled to disclose any Information, Seller shall (A) provide Buyer with prior written notice (to the extent not prohibited under applicable Law) of the need for such disclosure and the required content of such disclosure, (B) if disclosure is required, furnish only that portion of the Information which is legally required and (C) make reasonable efforts to cooperate with Buyer to enable Buyer to obtain reliable assurances that confidential treatment will be accorded to the Information.

6.18        Non Compete.  Following the Closing, until the second anniversary of the Closing, neither Seller nor any of its Subsidiaries shall take any action for the purpose of entering into any business that is competitive with the technologies provided by the Business as conducted on the Closing Date.  It is expressly acknowledged by the Buyer that the LiveWire Mobile business as currently conducted by Seller and the Excluded Subsidiaries is not competitive with the technologies provided by the Business as conducted on the Closing Date.

6.19        Excluded Subsidiaries.  From and after the date hereof until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Seller shall prohibit the Excluded Subsidiaries from taking any actions that would be inconsistent with the obligations of Seller set forth in this Agreement.

6.20        Transition Services Agreement.  Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to enter into the Transition Services Agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”) pursuant to which Seller and the Subsidiaries of Seller shall provide to Buyer and the Subsidiaries of Buyer various services to be mutually agreed upon between Buyer and Seller, and pursuant to which Buyer and the Subsidiaries of Buyer may provide to Seller and the Subsidiaries of Seller various services to be mutually agreed upon between Buyer and Seller.

6.21        Sublease.  To the extent that Buyer does not add the location identified on Schedule 2.1(e) with two asterisks (**) as a Purchased Lease, Buyer and Seller shall negotiate in good faith and use commercially reasonable efforts to enter into a sublease for such location with respect to 23,084 square feet (the “Sublease Space”) at a monthly rent of $36,546.66 for a period of twelve (12) months, such sublease to be on commercially reasonable terms and shall be in form and substance reasonably acceptable to Buyer and Seller; provided that to the extent the Buyer and Seller do not enter into such a sublease prior to the Closing, Buyer shall have the option to (i) occupy the Sublease Space without a sublease at a monthly rent of $35,546.66 until the earlier of the first anniversary of the Closing or until a sublease is entered into or (ii) decline to occupy the Sublease Space and pay to Seller twelve equal payments of $36,546.66 due on the monthly anniversary of the Closing with the first such payment due upon the Closing.

6.22        Severance Policy.  On or before the Closing Date, Seller shall adopt a Severance Policy with respect to the Business Employees that contains the material terms which are substantially similar to those terms previously agreed upon by Seller and Buyer (the “Severance Policy”).

ARTICLE VII  —  CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligations.  The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)           Seller Stockholders’ Approval.  This Agreement and the sale of the Purchased Assets shall have been approved by the requisite affirmative vote of the holders of shares of Seller Common Stock present and voting at the Seller Stockholders’ Meeting in accordance with applicable Law (the “Seller Stockholders’ Approval”).

(b)           Other Approvals.  All material approvals, authorizations and consents of any Governmental Authority required to consummate the transactions contemplated hereby and set forth on the Buyer Disclosure Schedule and the Seller Disclosure Schedule, as applicable, shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, or makes illegal consummation of the transactions contemplated hereby.

(d)           Escrow Agreement.  Buyer, Seller and Escrow Agent shall have entered into the Escrow Agreement.

7.2          Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement (without giving effect to any limitation as to “materiality” or “Business Material Adverse Effect” or similar terms set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Business Material Adverse Effect.  Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(b)           Performance of Obligations of Seller.  Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Seller to such effect.

(c)           No Business Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have been a Business Material Adverse Effect.

(d)           Release of Encumbrances.  Seller shall have caused the Encumbrances described on Schedule 7.2(d) to be released and terminated as of the Closing.

(e)           Consents.  Seller shall have obtained at its own expense (and shall have provided copies thereof to Buyer) all of the waivers, permits, consents, approvals and other authorizations, and effected all of the registrations, filings and notices listed in Schedule 7.2(e) hereof.

(f)            FIRPTA Certificate.  Buyer shall have received from Seller and from each Subsidiary of Seller that is selling Purchased Assets hereunder a certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2).

(g)           Organizational Documents.  Buyer shall have received certificates as to incumbency of officers and the adoption of authorizing resolutions of Seller and the Subsidiaries of Seller, in each case, with respect to this Agreement and the transactions contemplated hereby.

7.3          Conditions to the Obligations of Seller.  The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or similar terms set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except for changes permitted by this Agreement or where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.  Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

(b)           Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of Buyer to such effect.

7.4          Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement as required by and subject to Sections 6.3 and 6.11.

ARTICLE VIII  —  TERMINATION, AMENDMENT AND WAIVER

8.1          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after the Seller Stockholders’ Approval:

(a)           by mutual written consent of Seller and Buyer;

(b)           by either Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, decree, judgment, injunction or ruling enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted;

(c)           by either Buyer or Seller if the Closing shall not have occurred on or before (i) December 31, 2008 if the Seller has not received notice from the SEC that the SEC intends to review the Proxy Statement or (ii) February 28, 2009 if the Seller has received notice from the SEC that the SEC intends to review the Proxy Statement (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the transactions contemplated hereby has been a principal cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or before such date.

(d)           by Buyer, in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2(a) or (b), and (ii) cannot be cured by the Termination Date; provided, however, that Buyer shall have given at least seven (7) days prior written notice and Seller shall have failed to remedy such breach within such seven (7) day period and Buyer is not then in willful and material breach of any representation, warranty or covenant contained in this Agreement;

(e)           by Seller, in the event of a material breach by Buyer, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Buyer shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.3(a) or (b), and (ii) cannot be cured by the Termination Date; provided, however, that Seller shall have given at least seven (7) days prior written notice and Buyer shall have failed to remedy such breach within such seven (7) day period and Seller is not then in willful and material breach of any representation, warranty or covenant in this Agreement.

(f)            by either Buyer or Seller if the Seller Stockholders shall have failed to approve this Agreement and the transactions contemplated hereby at the Seller Stockholders’ Meeting or at any adjournment or postponement thereof;

(g)           by Buyer, if (i) the board of directors of Seller shall have failed to include the Seller Recommendation in the Proxy Statement, (ii) the board of directors of Seller shall have approved, endorsed or recommended, or publicly announced an intention to approve, to the Seller Stockholders an Acquisition Proposal (other than the transactions contemplated hereby), or (iii) pursuant to Section 6.4(e), Seller has delivered a Subsequent Determination Notice; or

(h)           prior to receipt of the Seller Stockholders’ Approval, by Seller if Seller has entered into an Acquisition Agreement in accordance with the provisions of Section 6.4 hereof.

8.2          Effects of Termination.

(a)           In the event of a termination of this Agreement by either Buyer or Seller as provided in Section 8.1, this Agreement shall immediately become null and void and have no further force or effect, and neither Buyer nor Seller, nor any of their respective Subsidiaries, nor any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5 (Access to Information), 6.10 (Publicity), 8.2 (Effects of Termination), 10.1 (Expenses) and 10.6 (Governing Law; Jurisdiction and Venue) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, neither Buyer nor Seller shall be relieved or released from any Liabilities (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party or a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of fraud or willful breach of any provision of this Agreement or any other agreement delivered in connection herewith.  For the avoidance of doubt, the parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to seek specific performance or injunctive relief pursuant to Section 10.9.

(b)           In the event this Agreement is terminated by:

(i)            Buyer pursuant to Section 8.1(g),

(ii)           Seller pursuant to Section 8.1(h), or

(iii)          Buyer or Seller pursuant to Section 8.1(f) and (i) prior to such termination, an Acquisition Proposal shall have been made, and (ii) within twelve (12) months following the date of such termination Seller shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders, or (C) consummated a transaction contemplated by an Acquisition Proposal, then Seller shall make a cash payment to Buyer in the amount of one million two hundred fifty thousand dollars ($1,250,000) (the “Termination Amount”).

(c)           If required under this Section 8.2, the Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment; provided, however, that if the Termination Amount is payable as a result of a termination pursuant to Section 8.1(h), then the Termination Amount is payable concurrently with the termination.  The parties acknowledge and agree that the provisions for payment of the Termination Amount are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that in the event the Termination Amount becomes payable and is paid by Seller pursuant to Section 8.2(b), the Termination Amount shall be Buyer’s sole and exclusive remedy for damages under this Agreement.

8.3          Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective boards of directors, at any time before or after the approval of the transactions contemplated by this Agreement by the Seller Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Seller Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Seller Stockholders without obtaining such approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4          Extension; Waiver.  At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Seller Stockholders’ Approval, no extension or waiver of this Agreement or any portion hereof shall be made that by Law requires further adoption and approval by the Seller Stockholders without obtaining such approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX  —  INDEMNIFICATION

9.1          Survival.  The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the twelve (12) month anniversary of the Closing Date, provided that the representations and warranties contained in Section 4.11(a) (Title to Assets) shall survive indefinitely and Section 4.12 (Taxes and Tax Returns) (the “Excluded Matters”) shall survive until the expiration of the applicable statute of limitations.  Any claim for a breach of a covenant contained in this Agreement that is required to be performed by a party on or prior to the Closing shall survive the Closing and expire on the twelve (12) month anniversary of the Closing Date, and each covenant contained in this Agreement that is required to be performed by a party after the Closing shall survive the Closing Date (and if such covenant has an express expiration date, shall expire on such expiration date).  Notwithstanding the foregoing, (A) any claim for a breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the circumstances giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought in accordance with either Section 10.2 or the applicable provisions of the Escrow Agreement prior to such time and (B) nothing contained in this Article IX shall limit any rights or remedies of any Indemnified Party (as defined below) for claims based upon fraud until the expiration of the applicable statute of limitations.

9.2          Indemnification By Seller.

(a)           Effective at and after the Closing, Seller shall indemnify Buyer, its Affiliates and their respective successors and assignees against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by Buyer its Affiliates or any of their respective successors and assignees (collectively, “Buyer Indemnified Parties”) arising out of, resulting from or caused by:

(i)            any misrepresentation or breach of warranty of Seller (determined, except with respect to Sections 4.4(a) and 4.6(a), without regard to any qualification or exception contained therein relating to materiality or Business Material Adverse Effect or any similar qualification or standard);

(ii)           any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(iii)          any Excluded Liability;

(iv)          in the event the Estimated Closing Working Capital Adjustment is more than the Final Closing Adjustment, the amount of the difference that exceeds the Working Capital Escrow Amount; or

(v)           any failure by Seller or any Subsidiary of Seller to comply with applicable bulk transfer Laws.

(b)           No claim for indemnification (other than with respect to Excluded Matters) will be payable pursuant to Section 9.2(a)(i) unless the Damages suffered by the Buyer Indemnified Parties exceed an aggregate amount greater than three hundred thousand dollars ($300,000) (the “Threshold Amount”), in which case the Buyer Indemnified Party or Parties shall be entitled to be indemnified for all Damages incurred by such Buyer Indemnified Party or Parties, subject to Section 9.2(c) and Section 9.7.

(c)           In no event shall the maximum aggregate amount of Damages which the Buyer Indemnified Party or Parties shall be entitled to be indemnified against by Seller pursuant to Section 9.2(a)(i) exceed the amount of the Escrow Fund (the “Seller Indemnification Cap”), other than Damages for the misrepresentation or breach of warranty of an Excluded Matter to which the maximum aggregate amount of Damages the Indemnified Party or Parties shall be entitled to be indemnified against by Seller shall be the Purchase Price.

9.3          Indemnification By Buyer.

(a)           Effective at and after the Closing, Buyer shall indemnify Seller, its Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Affiliates or any of their respective successors and assignees (collectively, “Seller Indemnified Parties”) arising out of, resulting from or caused by:

(i)            any misrepresentation or breach of warranty of Buyer (determined without regard to any qualification or exception contained therein relating to materiality or Buyer Material Adverse Effect or any similar qualification or standard);

(ii)           any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(iii)          any Assumed Liability.

(b)           No claim for indemnification will be payable pursuant to Section 9.3(a)(i) unless the Damages suffered by the Seller Indemnified Parties exceed the Threshold Amount, in which case the Seller Indemnified Party or Parties shall be entitled to be indemnified for all Damages incurred by such Seller Indemnified Party or Parties, subject to Section 9.3(c) and Section 9.7.

(c)           In no event shall the maximum aggregate amount of Damages which the Seller Indemnified Party or Parties shall be entitled to be indemnified against by Buyer pursuant to Section 9.3(a)(i) exceed two million eight hundred thousand dollars ($2,800,000) (the “Buyer Indemnification Cap”).

9.4          Procedures for Indemnification.

(a)           The party seeking indemnification under Section 9.2 or Section 9.3 (the “Indemnified Party”) agrees to give written notice of a claim executed by an officer thereof (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after the Indemnified Party becomes aware of any potential claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 9.2 or Section 9.3 (it being understood that the right to give Notice of Claim shall be without regard to the limitations set forth in Section 9.2(b) or Section 9.3(b)).  No delay on the part of an Indemnified Party in giving a Notice of Claim to the Indemnifying Party shall relieve the Indemnifying Party from any of its obligations under this Article IX (except and to the extent the Indemnified Party is prejudiced by such delay).

(b)           Each Notice of Claim given pursuant to Section 9.4(a) shall contain the following information:

(i)            that the Indemnified Party has actually incurred, paid or properly accrued (in accordance with GAAP) or is reasonably likely to incur, pay, or properly accrue Damages in an aggregate stated amount arising from such claim, if known, (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Party based on assertions, which if true, would give rise to liability for Damages to such Indemnified Party under Section 9.2 or Section 9.3); and

(ii)           a brief description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, if known, the date any such item was incurred, paid or properly accrued, and the specific nature of the breach to which such item is related.

(c)           Within thirty (30) days after receipt of a Notice of Claim from an Indemnified Party, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Damages claimed in the Notice of Claim (in which case the Indemnifying Party shall promptly pay to the Indemnified Party an amount in cash equal to the Damages claimed in the Notice of Claim or in the event the Indemnified Party is required to recover against the Escrow Fund, Buyer and Seller shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by both parties instructing the Escrow Agent to distribute to Buyer from the Escrow Fund an amount in cash equal to the Damages claimed in the Notice of Claim), (ii) agree that the Indemnified Party is entitled to receive a portion of the Damages claimed in the Notice of Claim (in which case the Indemnifying Party shall promptly pay to the Indemnified Party an amount in cash equal to the portion of the Damages claimed in the Notice of Claim that the Indemnifying Party does not dispute or in the event the Indemnified Party is required to recover against the Escrow Fund, Buyer and Seller shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by both parties and instructing the Escrow Agent to distribute to Buyer from the Escrow Fund an amount in cash equal to the portion of the Damages claimed in the Notice of Claim that the Indemnifying Party does not dispute), or (iii) dispute that the Indemnified Party is entitled to receive any of the Damages claimed in the Notice of Claim.  Notwithstanding the foregoing, if the Indemnifying Party does not deliver a response within such thirty (30) day period following receipt of a Notice of Claim from an Indemnified Party, the Indemnifying Party shall promptly pay to the Indemnified Party an amount in cash equal to the Damages claimed in the Notice of Claim or in the event the Indemnified Party is required to recover against the Escrow Fund, Buyer and Seller shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by both parties instructing the Escrow

Agent to distribute to Buyer from the Escrow Fund an amount in cash equal to the Damages claimed in the Notice of Claim

(d)           During the thirty (30) day period following the delivery of a response that reflects a dispute with respect to the Damages claimed in the Notice of Claim, an Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the dispute.  If the dispute is not resolved within such thirty (30) day period, Indemnifying Party and the Indemnified Party shall submit the dispute to binding arbitration, and the provisions of Section 9.4(e) shall become effective with respect to such dispute. Promptly following the resolution of the dispute (whether by mutual agreement, arbitration or otherwise), the Indemnifying Party shall promptly pay to the Indemnified Party an amount in cash equal to the agreed upon Damages or in the event the Indemnified Party is required to recover against the Escrow Fund, Buyer and Seller shall deliver to the Escrow Agent, within three (3) days following the such resolution, a written notice executed by both parties instructing the Escrow Agent to distribute to Buyer from the Escrow Fund an amount in cash equal to the Damages agreed to in such resolution.

(e)           Any arbitration initiated pursuant to Section 9.4(d), shall be conducted by a single arbitrator mutually agreed upon by the parties in accordance with the Commercial Rules of the AAA in effect from time to time and the following provisions:

(i)            In the event of any conflict between the Commercial Rules of the AAA in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii)          The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceeding.

(iv)          Not later than thirty (30) days after the conclusion of the arbitration hearing, the arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and a brief summary of the arbitrator’s reasons therefor.  Any award rendered by the arbitrator regarding the matters in dispute shall be final, non-appealable, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(f)            The arbitrator shall have no power or authority, under the Commercial Rules of the AAA or otherwise, to (x) modify or disregard any provision of this Agreement, or (y) address or resolve any issue not submitted by the parties.

(g)           In connection with any arbitration proceeding pursuant to this Agreement, the party (i.e., Indemnifying Party on the one hand, and Indemnified Party on the other hand) whose last proposed offer for the settlement of the matters in dispute, taken as a whole, was farther away from the final determination by the arbitrator, as determined by the arbitrator, shall pay all the fees and expenses associate with the arbitration, including all party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses).

9.5          Third Party Claims.  Subject to the remainder of this Section 9.5, any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against an Indemnified Party that is based on assertions, which if true, would give rise to liability for Damages to such Indemnified Party under Section 9.2 or Section 9.3 (“Third Party Claim”) shall be subject to the following procedures:

(a)           The Indemnifying Party will have the right to assume the defense of such Third Party Claim at its sole cost and expense with reputable legal counsel of its choosing (that is approved by the Indemnified Party acting reasonably) by delivering written notice of such election to the Indemnified Party within ten (10) Business Days after receipt of the Notice of Claim describing such Third Party Claim; provided, that the Indemnifying Party shall acknowledge in writing its obligation to indemnify the Indemnified Party for any Damages relating to such Third Party Claim (subject to the limitations on indemnification set forth in this Article IX).  If the Indemnifying Party assumes the defense of the Third Party Claim in accordance with this subsection (a), then:

(i)            the Indemnifying Party shall keep the Indemnified Party informed of all material developments relating to such Third Party Claim.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not waive any privilege;

(ii)           the Indemnified Party may retain separate co-counsel and participate in the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim at its own cost and expense, but shall not be entitled to determine or conduct the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim; and

(iii)          the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Indemnified Party, unless (1) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnified Party and has no other adverse effect on the Indemnified Party, or (2) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Indemnifying Party or any other relief that is enforceable only against the Indemnifying Party.

(b)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim unless the Indemnified Party agrees otherwise in writing, and the Indemnified Party shall have the right to assume the defense at the expense of the Indemnifying Party in the event:

(i)            the Third Party Claim involves an injunction or other equitable relief that would reasonably be expect to affect the Purchased Assets or the Business in any material respect;

(ii)           damages sought under such Third Party Claim (together with Damages sought under any other claims then pending or in dispute) would reasonably be expected to exceed the Buyer Indemnification Cap or Seller Indemnification Cap, as applicable; or

(iii)          legal counsel to the Indemnified Person reasonably determines that the legal counsel chosen by the Indemnifying Party has a conflict of interest in representing the interests of the Indemnified Party.

(c)           In the event that the Indemnifying Party declines to assume the defense of such Third Party Claim or is not entitled to assume the defense of such Third Party Claim according to subsection (b) above, then the Indemnified Party will have the right to assume the defense of such Third Party Claim at the expense of the Indemnifying Party with reputable counsel of its choosing (that is reasonably acceptable to the Indemnifying Party).  If the Indemnified Party assumes the defense of the Third Party Claim in accordance with this subsection (c), then:

(i)            The Indemnified Party shall keep the Indemnifying Party informed of all material developments relating to such Third Party Claim.  The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not waive any privilege.

(ii)           The Indemnifying Party may retain separate co-counsel and participate in the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim at its own cost and expense, but shall not be entitled to determine or conduct the defense of such Third Party Claim or settlement negotiations with respect to such Third Party Claim.

(iii)          The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Indemnified Party or (2) the Indemnified Party stipulates in writing that there are no Damages for which it is entitled to indemnification under this Article IX in connection with such judgment, settlement or compromise.

(d)           The Indemnifying Party and Indemnified Party shall use commercially reasonable efforts to cooperate (and cause their respective legal counsel to cooperate) in connection with the defense of any Third Party Claim, including by (i) furnishing copies of documents, records or other information reasonably requested by the other party and (ii) providing access to employees whose assistance, testimony or presence is reasonably necessary to assist in the evaluation and defense of such Third Party Claim (provided that any such access shall not unreasonably interfere with the business activities of either party).

9.6          Treatment of Indemnity Payments.  All payments made by Seller or Buyer as the case may be, to or for the benefit of the other party hereto pursuant to this Article IX or Section 2.10(e) shall be treated as adjustments to the Purchase Price for tax purposes (“Escrow Adjustment Amount”), and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Code.

9.7          Limitation on Indemnification.

(a)           No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Damages (and the amount of any Damages shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such liability is a Current Liability reflected in the calculation of Final Closing Working Capital.  Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)           Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of an Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(c)           A Buyer Indemnified Party shall not be required to proceed against and exhaust the Escrow Fund in respect of any indemnification claims under Sections 9.2(a)(ii), (iii), (iv) or (v) before proceeding against Seller.

(d)           Except with respect to the Excluded Matters, and subject to the provisions of Sections 9.2(c) and 9.7, Seller shall not be obligated to indemnify any Buyer Indemnified Party pursuant to Section 9.2(a)(i) for any amount of Damages in excess of the Escrow Fund and the Escrow Fund shall be the sole and exclusive recourse for satisfying indemnification obligations under Section 9.2(a)(i).

9.8          Remedies Exclusive.  From and after the Closing, except for claims based upon fraud or as set forth in Section 6.13(c) or 10.9, the rights of an Indemnified Party to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX, and such indemnification rights shall be the sole and exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or the transactions contemplated hereby.  From and after the Closing, except as provided in this Article IX, no claim, action or remedy shall be brought or maintained by any Indemnified Parties against the Indemnifying Parties, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of Seller or Buyer, as applicable, set forth or contained in this Agreement.

ARTICLE X  —  MISCELLANEOUS

10.1        Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.2        Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)           If to Buyer, to:

Dialogic Corporation.

9800 Cavendish Blvd 5th floor

Montreal, Quebec

CANADA H4M 2V9

Facsimile No.:   (514) 745-0055

Attention:                 Anthony Housefather

(b)           with required copies to (which shall not constitute notice hereunder):

Bingham McCutchen LLP

399 Park Avenue

New York, NY  10022

Facsimile No.:  (212) 702-3631

Attention:                 Shon E. Glusky, Esq.

(c)           If to Seller, to:

NMS Communications Corporation
100 Crossing Boulevard
Framingham, MA  01702
Facsimile No.:  (508) 271-1177

Attention:                 Dianne Callan

(d)           with required copies to (which shall not constitute notice hereunder):

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts  02109
Facsimile No.:  (617) 523-1231

Attention:                 Mark T. Bettencourt, Esq.
James R. Kasinger, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

10.3        Interpretation.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

10.4        Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5        Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement, the Transition Services Agreement, the Escrow Agreement and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement, the Transition Services Agreement and the Escrow Agreement shall survive the execution and delivery of this Agreement.

10.6        Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to rules of conflict of laws.  Each of Buyer and Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any state or federal court located within New Castle County, State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

10.7        Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.8        Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other party hereto and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

10.9        Specific Performance.  Subject to the limitations provided for in Section 8.2 and Section 9.8, the parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, subject to the limitations provided for in Section 8.2 and Section 9.8, (a) Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement, the Transition Services Agreement and the Escrow Agreement by Seller and to enforce specifically the terms and provisions of this Agreement, the Transition Services Agreement and the Escrow Agreement, in addition to any other remedy to which such party is entitled at law or in equity and (b) Seller shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement, the Transition Services Agreement and the Escrow Agreement by Buyer and

to enforce specifically the terms and provisions of this Agreement, the Transition Services Agreement and the Escrow Agreement (other than with respect to the covenant contained in Section 2.7(b)), in addition to any other remedy to which such party is entitled at law or in equity.

[Remainder of Page has Been Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

DIALOGIC CORPORATION

By:	/s/	Nick Jensen
	Name:	Nick Jensen
	Title:	President and CEO

NMS COMMUNICATIONS CORPORATION

By:	/s/	Robert P. Schechter
	Name:	Robert P. Schechter
	Title:	Chief Executive Officer and Chairman

Exhibit A

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (the “Agreement”) dated as of                          , 200  , by and between                                 , a Delaware corporation ( “Seller”), and                                 , a British Columbia corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement dated as of                              (as originally executed and as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, the “Asset Purchase Agreement;” capitalized terms used herein or in the Appendices and not otherwise defined herein or in the Appendices shall have the meanings assigned to such terms in the Asset Purchase Agreement) pursuant to which, among other matters, Seller has agreed to execute this Agreement; and

WHEREAS, Seller agrees to provide or cause to be provided (in such capacity, the “Provider”) to Buyer and its affiliates (in such capacity, the “Recipient”) certain transitional, administrative and support services on the terms set forth in this Agreement and the Appendices attached hereto.

NOW, THEREFORE, subject to the terms, conditions, covenants and provisions of this Agreement, Seller and Buyer each mutually covenant and agree as follows:

ARTICLE I
SERVICES PROVIDED

1.1           Transition Services.  Upon the terms and subject to the conditions set forth in this Agreement, the Provider will provide each of those services (hereinafter referred to individually as a “Transition Service”, and collectively as the “Transition Services”) set forth in the Appendices hereto (each of which Appendices is incorporated herein and made a part of this Agreement) to the Recipient during the time period specified for each such Transition Service in such Appendices (hereinafter referred to collectively as the “Time Periods” for all of the Transition Services, and individually a “Time Period” for a Transition Service).

1.2           Personnel.  In providing the Transition Services, the Provider may, as it deems necessary or appropriate, (i) use the personnel of the Provider or any Affiliate thereof, and (ii) employ the services of third parties to the extent that, and subject to the condition that, such third party services are routinely utilized to provide similar services to other businesses of the Provider or are reasonably necessary for the efficient performance of any of such Transition Services.

1.3           Representatives.  Each of Seller and Buyer shall nominate a representative to act as its primary contact person for the provision of all of the Transition Services (collectively, the “Primary Coordinators”).  The initial Primary Coordinator for the Seller is                          and the initial Primary Coordinator for Buyer is                         .  The Primary Coordinators may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”).  Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement.  Seller and Buyer shall advise each other promptly (in any case no more than five (5) Business Days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to a Transition Service.  Each of the Seller and Buyer agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators.

1.4           Level of Transition Services.

(a)           The Transition Services shall be of substantially the same type, quality and utilization levels as such services had been provided by the Provider before the consummation of the transactions contemplated by the Asset Purchase Agreement and shall be provided with a reasonable degree of care and diligence.

(b)           In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, the Recipient agrees that the Transition Services provided by third parties shall be subject to the terms and conditions of any agreements between the Provider and such third parties, which agreements shall be on substantially the same terms and conditions as the Provider would enter into with such third parties for its own account.  The Provider shall consult with the Recipient concerning the terms and conditions of any such agreements to be entered into, or proposed to be entered into, with third parties after the date hereof.  Notwithstanding the foregoing, any such third party agreement shall ensure at minimum that; (a) any inventions or deliverables hereunder shall be deemed a work for hire owned by Buyer, and (b) all information related to Buyer and its affiliates shall be protected according to the confidentiality provisions hereunder.

1.5           Limitation of Liability; Indemnification.

(a)           The parties hereto acknowledge and agree that the Transition Services are provided by the Provider: (i) at the request of the Recipient in order to accommodate it following the Closing; (ii) at the Provider’s actual out-of-pocket cost (if any) and with no expectation of profit being made by the Provider thereon; and (iii) with the expectation that the Provider is not assuming any financial or operational risks, including those usually assumed by a service provider, except for those risks explicitly set forth herein.  Accordingly, the Buyer agrees (on behalf of itself and its Subsidiaries and Affiliates and the directors, officers, employees, consultants, representatives, and agents of any of the foregoing) that, absent gross negligence or  willful misconduct, the Provider, its Subsidiaries, the Excluded Subsidiaries and its Affiliates and the directors, officers, employees, consultants, representatives, and agents of any of the foregoing (collectively, the “Provider Parties”) shall not be liable for any Damages (whether or not arising out of third-party claims and whether or not such Damages are foreseeable) arising out of, resulting from or caused by the Transition Services or the Provider Parties’ performance under this Agreement.

(b)           The Provider agrees to indemnify and hold the Recipient, its Subsidiaries and its Affiliates and the directors, officers, employees, consultants, representatives, and agents of any of the foregoing harmless from and against any Damages (whether or not arising out of third-party claims and whether or not such Damages are foreseeable) which are sustained or suffered by any of them arising out of, resulting from or caused by the gross negligence or knowing and willful misconduct of a Provider Party in connection with the provision of Transition Services by such Provider Party.

(c)           Nothing in this Agreement shall prevent a party hereto from seeking recourse against the other party for any breach of this Agreement.

1.6           Force Majeure.  No party shall bear any responsibility or liability for any Damages arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of a public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather

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conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such party.

1.7           Modification of Procedures.

(a)           Subject to the procedure set forth in this Section 1.7 to the extent applicable and subject to Section 1.4(a), the Provider may make changes from time to time in its standards and procedures for performing the Transition Services provided that any such change shall be made with respect to all or a significant portion of Provider’s business.  Notwithstanding the foregoing sentence, unless required by Law, the Provider shall not implement any substantial changes affecting the Recipient unless:

(i)            the Provider has furnished the Recipient reasonable notice, but in no event less than five (5) Business Days; and

(ii)           the Provider gives the Recipient a reasonable period of time (but in no event less than five (5) Business Days) for the Recipient (x) to accept, and adapt its operations to accommodate, such changes or (y) to reject the proposed changes.  In the event the Recipient rejects a proposed change, this Agreement shall terminate with respect to the relevant Transition Service.

(b)           During the term of this Agreement, the Recipient shall, within a reasonable period of time after such plans are available, provide the Provider with a plan identifying any changes in the Recipient’s business that may affect the provision of the Transition Services in order for the Provider to provide the Transition Services to the Recipient; provided, however, that the Provider shall not be required to alter the method in which it provides the Transition Services or increase the level of such Services in any material matter except as expressly provided herein; and provided, further, that the failure of the Recipient to provide such notice shall not alter or diminish the Provider’s obligations to provide the Transition Services on the terms set forth herein except where the failure to provide notice has materially increased the Provider’s cost or burden to provide such Transition Service.

(c)           As of the date hereof, the Provider represents that it does not have any plan or intention to make any material changes in its standards and procedures for performing the Transition Services.

1.8           No Obligation to Continue to Use Services.  The Recipient shall not have any obligation to continue to use any of the Transition Services and may terminate any Transition Service from the Transition Services that the Provider thereof is providing to the Recipient by giving the Provider written notice thereof in accordance with the notice provisions herein and in the Appendix relating to such Transition Service.

1.9           Provider Access.  To the extent reasonably required for personnel of the Provider to perform the Transition Services, the Recipient shall provide personnel of any Provider Party with access during normal business hours (to the extent practicable) to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment. Provider personnel shall comply with all reasonable requirements set by Recipient related to the access permitted hereunder.

ARTICLE II
COMPENSATION

2.1           Consideration.  As consideration for the Transition Services, the Recipient shall pay to the Provider the amount specified for each such Transition Service, if any, as set forth in the Appendix relating to such Transition Service.

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2.2           Invoices.  After the end of each month, the Provider, together with its Subsidiaries, Excluded Subsidiaries and Affiliates providing Transition Services hereunder, will submit a single itemized invoice to the Recipient for all Transition Services provided to the Recipient during such month.  All invoices shall be sent to the attention of the Primary Coordinator at the address set forth in Section 5.3 hereof or to such other address as the Recipient shall have specified by notice in writing to the Provider.

2.3           Payment of Invoices.

(a)           Payment of all invoices in respect of a Transition Service shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever within thirty (30) days of the invoice date unless otherwise specified in the Appendix relating to such Transition Service, except to the extent disputed in good faith, the details of which the Recipient has indicated to the Provider in writing with reasonable specificity.  All payments shall be made to the account designated by the Provider to the Recipient.

(b)           If any payment is not paid when due and the Recipient does not make such payment within thirty (30) days of receiving notice from the Provider, the Provider shall have the right, without any Liability to the Recipient, or anyone claiming by or through the Recipient, to, following an additional fifteen (15) days prior written notice, immediately cease providing any or all of the Transition Services provided by the Provider Parties to the Recipient until such time as the breach has been remedied and/or to terminate this Agreement.  Notwithstanding the above, the Provider shall not cease providing any Transition Service or terminate this Agreement if such lack of payment is due to a good faith dispute, the details of which the Recipient has indicated to the Provider in writing with reasonable specificity and the Recipient is working with the Provider in good faith to resolve such dispute.

(c)           Each undisputed invoice that is not paid when due shall bear interest from and after the date on which such invoice first became overdue at an annual rate equal to five percent (5%).  Buyer agrees to pay on demand all costs of collection, including reasonable attorneys’ fees, incurred by Seller in collecting any such invoice.

ARTICLE III
CONFIDENTIALITY

3.1           Confidentiality.

(a)           Each party’s materials, data and/or information, that may be provided to the other party concerning such party’s business, operations or results are proprietary trade secrets and confidential information (“Confidential Information”) of each such party, respectively, and neither party shall possess any interest, title, lien or right in any Confidential Information of the other party.  Each party agrees not to (i) disclose the Confidential Information of the other party to any third party or (ii) use the Confidential Information of the other party except as necessary to perform its obligations under this Agreement, in either case without the express prior written consent of the other party, and each party shall be responsible for any breaches of this Section 3.1 by its directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents (collectively, the “Representatives”).

(b)           The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the party or such party’s Representatives receiving the Confidential Information; (ii) is or becomes available on a non-confidential basis from a third-party source (other than the party providing, directly or indirectly, its Confidential Information), which, to the best of the knowledge of the party receiving Confidential Information after due inquiry, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation to the party providing the Confidential Information; (iii) was already in a party’s possession prior to the time of when the Confidential Information is disclosed to such party except for such Confidential Information in the possession of Seller and its Affiliates due to its previous

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ownership of the Business; or (iv) was independently developed or learned by a party without the use or reference to the other party’s Confidential Information.

(c)           Upon the earliest to occur of (i) termination of this Agreement, (ii) such time as any Confidential Information ceases to be required to perform or receive the Transition Services hereunder or (iii) at the request of the party providing the Confidential Information, the party receiving the Confidential Information shall either, in the sole discretion of the party providing the Confidential Information, promptly return, and cause to be returned, all or any requested portion of such Confidential Information and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the party receiving the Confidential Information containing or reflecting any such Confidential Information.  Any destruction of Confidential Information shall be confirmed in writing.

(d)           Notwithstanding the other provisions of this Section 3.1, either party may disclose any Confidential Information of the other party to the extent required by applicable law, regulation or legal process; provided that any party that is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any Confidential Information, shall provide the other party with prompt prior written notice of such requests or requirement and shall assist such party in opposing or limiting such requests or requirements, should it seek to do so.

ARTICLE IV
TERM

4.1           Term.  This Agreement shall become effective on the date hereof and shall remain in force until the expiration of the longest Time Period specified in any Appendix hereto (the “Expiration Date”), unless all of the Transition Services are terminated by the Recipient in accordance with Section 1.8 above, or this Agreement is terminated under Section 2.3(b) prior to the Expiration Date.

4.2           Termination of Obligations.  The Recipient agrees and acknowledges that all obligations of the Provider to provide each Transition Service shall immediately cease upon the expiration of the Time Period for such Transition Service, and the Provider’s obligations to provide all of the Transition Services hereunder shall immediately cease upon the termination of this Agreement.  In connection with the transition to one or more permanent service providers (a “Transition”), the Provider shall cooperate with all reasonable requests of the Recipient in order to effect such Transition in a timely and cost-effective manner.

4.3           Effects; Survival of Certain Obligations.  In the event of a termination or expiration of this Agreement in accordance with the terms hereof, this Agreement shall immediately become null and void and have no further force or effect, and neither Buyer nor Seller, nor any of their respective Subsidiaries or Affiliates, shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (a) Section 1.5 and Articles III, IV and V and all other obligations of the parties specifically intended to be performed after the termination or expiration of this Agreement shall survive any termination or expiration of this Agreement; and (b) the Provider Parties’ right to receive reimbursement for the Transition Services provided by them hereunder provided in Section 2.1 above incurred prior to the effective date of any such termination or expiration.

ARTICLE V
MISCELLANEOUS

5.1           Complete Agreement.  This Agreement, together with the Appendices hereto, and the Asset Purchase Agreement, the Confidentiality Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

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5.2           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.3           Notices.  All notices which are required or may be given pursuant to the terms of this Agreement shall be deemed to have been duly given if such notice is given in accordance with the terms of Section 10.2 of the Asset Purchase Agreement or to such other address as either party may, from time to time, designate in writing given in like manner.

5.4           Amendments; Waivers.  The parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.  No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

5.5           Assignment; Successors and Assigns.  Neither party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Buyer (in the case of an assignment by Seller) or Buyer (in the case of an assignment by Seller), which written approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, (i) by either party to any Person that acquires all or substantially all of such party’s stock, business or assets; (ii) by Buyer to any Person that acquires all or substantially all of the assets of the Business; or (iii) by either party to an Affiliate of such party provided that such Affiliate agrees in writing to be bound by the terms and conditions hereof.  Any attempt to assign any rights or obligations arising under this Agreement in contravention with this Section 5.5 shall be null and void ab initio.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

5.6           Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.7           Interpretation.

(a)           Titles and headings to sections herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)           The Appendices shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(d)           In the event of any inconsistency between this Agreement and any Appendix hereto, the Appendix shall prevail.

5.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to all matters without regard to such state’s rules of conflict of laws.  Each of Buyer and Seller hereby irrevocably and unconditionally consents to submit to

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the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the “New York Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of New York.

5.9           Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

5.10         Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and seller of services nor be deemed to vest any rights, interests or claims in any third parties.  Neither party nor any of their respective employees, agents and representatives are authorized and neither party, nor any of their employees, agents or representatives, shall at any time attempt to act or act on behalf of the other party to bind the other party in any manner whatsoever to any obligations.  Neither party nor any of their employees, agents or representatives shall engage in any acts which may lead any person to believe that such party is a partner, joint venturer, employee, agent or representative of the other party, its parent, Subsidiaries or Affiliates.

[Remainder of Page Intentionally Left Blank.]

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Signature Page to Transition Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

[BUYER]

By:
Name:
Title:

[SELLER]

By:
Name:
Title:

Appendix A

I.      [TITLE OF TRANSITION SERVICE]

Scope:                                                            [DESCRIBE TRANSITION SERVICE]

Time Period:                              Terminates [                                    ].

Fees:                                                                    [DESCRIBE FEE]

Exhibit B

BNY MELLON , N.A.

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Agreement”), dated as of                      , 2008 is by and among                     , a British Columbia corporation (the “Buyer”),                     , a Delaware corporation (the “Seller”) (Buyer and Seller together, the “Escrow Parties”), and BNY Mellon , N.A., a national banking association with its principal place of business at BNY Mellon Center, 201 Washington Street, Boston, MA 02108 (the “Escrow Agent”).

WHEREAS, pursuant to the Asset Purchase Agreement dated as of                     , 2008 (as originally executed and as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between the Buyer and the Seller, the Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to the Buyer, all the Purchased Assets (as defined in the Purchase Agreement) and Buyer has agreed to assume the Assumed Liabilities (as defined in the Purchase Agreement);

WHEREAS, in connection with (i) the Seller’s indemnification obligations under the Purchase Agreement and (ii) the calculation of the Final Working Capital Adjustment Amount pursuant to the Purchase Agreement, the Company is required to deposit the aggregate sum of Three Million Two Hundred Forty Thousand Dollars ($3,240,000) with the Escrow Agent to be held in escrow thereby pursuant to the terms of this Escrow Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the escrow account established by this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows.  All defined terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Purchase Agreement.

1.   Appointment of Agent.  The Escrow Parties appoint the Escrow Agent as their agent to hold in escrow, and to administer the disposition of, the Escrow Fund (as defined below) in accordance with the terms of this Agreement, and the Escrow Agent accepts such appointment.

2.   Establishment of Escrow.   Upon the execution of this Agreement, the Buyer shall (a) deposit an amount equal to Three Million Two Hundred Forty Thousand Dollars ($3,240,000) with the Escrow Agent (the “Initial Deposit”), and Escrow Agent shall promptly upon request acknowledge to the Escrow Parties or any of them receipt of any funds so deposited; and (b) deliver one fully executed original of this Agreement to the Escrow Agent in accordance with the Section 12 below, with a copy to the Escrow Agent’s attorney.  Two Million Eight Hundred Thousand Dollars ($2,800,000) of the Initial Deposit shall constitute, and be referred to herein as, the “Indemnity Escrow Deposit” and the remaining Four Hundred Forty Thousand Dollars ($440,000) of the Initial Deposit shall constitute, and be referred to herein as the “Working Capital Escrow Deposit”.  The Indemnity Escrow Deposit, together with all interest, dividends and other income earned with respect thereto, less any amounts distributed pursuant to and in accordance with this Agreement, shall be herein referred to as the “Indemnity Escrow Fund.”  The Working Capital Escrow Deposit, together with all interest, dividends and other income earned with respect thereto, less any amounts distributed pursuant to and in accordance with this Agreement, shall be herein referred to as the “Working Capital Escrow Fund,” and, together with the Indemnity Escrow Fund, shall be herein referred to as the “Escrow Fund”.

3.  Customer Identification and TIN Certification.

(a)           To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each individual or entity that opens an account.  Therefore, the Escrow Agent must obtain the name, address, taxpayer or other government identification number, and other information for business entity that is a party to this Agreement.  For individuals signing this Agreement on their own behalf or on behalf of another, the Escrow Agent requires a copy of a driver’s license, passport or other form of photo identification.  For business and other entities that are parties to this Agreement, the Escrow Agent will require such documents as it deems necessary to confirm the legal existence of the entity.

(b)           At the time of or prior to execution of this Agreement, any Escrow Party providing a tax identification number for tax reporting purposes shall provide to the Escrow Agent a completed IRS Form W-9 or W-8 BEN, as applicable, and every individual executing this Agreement on behalf of an Escrow Party shall provide to the Escrow Agent a copy of a driver’s license, passport or other form of photo identification acceptable to the Escrow Agent.  The Escrow Parties agree to provide to the Escrow Agent such organizational documents and documents establishing the authority of any individual acting in a representative capacity as the Escrow Agent may require in order to comply with its established practices, procedures and policies.  In the event that any Escrow Party fails to provide any such organizational documents or documents establishing authority, or any individual executing this Agreement on behalf of an Escrow Party fails to provide to the Escrow Agent an acceptable form of identification, within ten (10) days after the Escrow Agent requests the same, the Escrow Agent is authorized, notwithstanding any other provision of this Agreement to the contrary, to place the Escrow Fund in a non-interest bearing deposit account until such documents are received by the Escrow Agent.  The Escrow Agent is authorized and directed to assign the tax identification number certified by the Buyer   to said account.

(c)           The Escrow Agent is authorized and directed to report all interest and other income earned on the Escrow Fund in accordance with the IRS Forms provided to the Escrow Agent by the Buyer.  The Escrow Agent is authorized and directed to assign the tax identification number certified by the Buyer, if any, to the Escrow Fund.  The Escrow Parties understand that, in the event one or more tax identification number is not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the Initial Deposit.

(d)           The Escrow Agent shall have no duty to prepare or file any information reports (including without limitation IRS Forms 1099-B) other than such information reports of interest earned on the Escrow Fund as the Escrow Agent is required to prepare and file in the ordinary course of its business.

4.   Deposit of the Escrow Fund.  The Escrow Agent shall deposit the Escrow Fund in one or more money market deposit accounts at BNY Mellon, N.A. in accordance with such written instructions and directions as may from time to time be provided to the Escrow Agent by the Seller.  In the event that the Escrow Agent does not receive written instructions, the Escrow Agent shall deposit the Escrow Fund in money market accounts at BNY Mellon, N.A.  Deposits shall in all instances be subject to the Escrow Agent’s standard funds availability policy.   The Escrow Agent shall not be responsible for any loss due to interest rate fluctuation or early withdrawal penalty.  The Escrow Parties understand that deposits of the Escrow Fund are not necessarily insured by the United States Government or any agency or instrumentality thereof, or of any state or municipality, and that such deposits do not necessarily earn a

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fixed rate of return.  In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind.  The Escrow Agent shall not be liable or responsible for any loss resulting from any deposits made pursuant to this Section 4, other than as a result of the gross negligence, willful misconduct or bad faith of the Escrow Agent.

5.   Release of the Escrow Fund.

(a)           Escrow Agent shall not distribute all or any portion of the Escrow Fund to any party, except in accordance with this Section 5 and Section 13.

(b)           Escrow Agent shall promptly (and in any event within five (5) business days following receipt of such joint instructions) distribute all or such part of the Indemnity Escrow Fund as directed by and in accordance with the terms of joint written instructions substantially in the form of Exhibit A (“Joint Written Instructions”) signed by the Buyer and the Seller.

(c)           On [                    ](1) (the “Termination Date”) or as soon thereafter as practical (and in any event within five (5) business days), the Escrow Agent shall distribute from the Indemnity Escrow Fund to the Seller, in accordance with written wire transfer or mailing instructions provided by the Seller, an amount equal to the full amount of the Indemnity Escrow Fund (including all accrued interest and other earnings) less the sum of the aggregate amount of the Claim Reserves (as defined below), if any.

(1) One year anniversary of the Closing Date (as defined in the Purchase Agreement), plus three (3) calendar days.

(d)           Not more than three (3) calendar days prior to the Termination Date, the Buyer shall notify in writing the Escrow Agent and Seller if the Buyer has submitted any Notice of Claims for indemnification pursuant to Section 9.4 of the Purchase Agreement (each an “Open Claim”) that remains unresolved, including the amount of such Open Claim, and the Escrow Agent shall reserve within the Indemnity Escrow Fund the amount of each such Open Claim (which reserved amount for each Open Claim is referred to herein as a “Claim Reserve”).

The Claim Reserve for each Open Claim shall be paid by the Escrow Agent from the Indemnity Escrow Fund only pursuant to (i) a Joint Written Instruction signed by the Buyer and the Seller or (ii) a final arbitration decision with respect to such Open Claim (the time for all appeals therefrom having expired with no appeal being taken) or a final order of a court of competent jurisdiction (the time for all appeals therefrom having expired with no appeal being taken) (an “Order”), a copy of which such Order is delivered by either the Buyer or Seller to the Escrow Agent and to the other Escrow Parties at least five (5) calendar days prior to the date on which such distribution is to be made along with a certification that the Order satisfies the requirements of this Section 5 (each a “Claim Resolution Notice”).  Following the receipt by the Escrow Agent of a Claim Resolution Notice, the Escrow Agent shall within five (5) calendar days disburse the Claim Reserve for such resolved Open Claim in accordance with such Claim Resolution Notice and the Claim Reserve of such Open Claim will be reduced to zero.  The Escrow Agent shall be entitled to rely upon any judgment or order that it receives from an Escrow Party without any duty to inquire as to whether such judgment or order complies with the requirements of this Section 5(d).

(e)           Escrow Agent shall promptly (and in any event within five (5) business days following receipt of such joint instructions) distribute all or such part of the Working Capital Escrow Fund as directed by and in accordance with the terms of Joint Written Instructions.

(f)            Notwithstanding anything to the contrary in this Agreement, if any amount to be

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released at any time or under any circumstances exceeds the balance in the Escrow Fund, the Escrow Agent shall release such balance and shall have no liability or responsibility to the Escrow Parties for any deficiency provided that the Escrow Agent has otherwise complied with the terms of this Agreement.

6.  Methods of Payment.  All payments required to be made by the Escrow Agent under this Agreement shall be made by wire transfer or by cashier’s check, as elected by the party receiving the funds.  Any wire transfers shall be made subject to, and in accordance with, the Escrow Agent’s normal funds transfer procedures in effect from time to time.   The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by any of the Escrow Parties.  The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions but it may do so in its discretion on any occasion without incurring any liability to any of the Escrow Parties for failing to do so on any other occasion.   The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions.  The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number.

7.  Responsibilities and Liability of Escrow Agent.

(a)           Duties Limited.  The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement.  The Escrow Agent’s duties shall be determined only with reference to this Agreement and applicable laws and it shall have no implied duties.  The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to make inquiry into or consider, any term or provision of any agreement between any of the Escrow Parties and/or any other third party or as to which the escrow relationship created by this Agreement relates, including without limitation any documents referenced in this Agreement.

(b)           Limitations on Liability of Escrow Agent.  Except in cases of the Escrow Agent’s bad faith, willful misconduct or gross negligence, the Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith believed by the Escrow Agent to be genuine, (ii) in reasonably assuming that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Agreement or the Escrow Agent’s duties, has been duly authorized to do so, and (iii) in acting or failing to act in good faith on the advice of any counsel retained by the Escrow Agent.  The Escrow Agent shall not be liable for any mistake of fact or law or any error of judgment, or for any act or omission, except as a result of its bad faith, willful misconduct or gross negligence. The Escrow Agent shall not be responsible for any loss incurred upon any action taken under circumstances not constituting bad faith, willful misconduct or gross negligence.

In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) any Escrow Party or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent.

Without limiting the generality of the foregoing, it is agreed that in no event will the Escrow Agent be liable for any lost profits or other indirect, special, incidental or consequential damages which the parties may incur or experience by reason of having entered into or relied on this Agreement or arising

4

out of or in connection with the Escrow Agent’s services, even if the Escrow Agent was advised or otherwise made aware of the possibility of such damages; nor shall the Escrow Agent be liable for acts of God, acts of war, breakdowns or malfunctions of machines or computers, interruptions or malfunctions of communications or power supplies, labor difficulties, actions of public authorities, or any other similar cause or catastrophe beyond the Escrow Agent’s reasonable control.

In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement, or shall receive any certificate, statement, request, notice, advice, instruction, direction or other agreement or instrument from any other party with respect to the Escrow Fund which, in the Escrow Agent’s reasonable and good faith opinion, is in conflict with any of the provisions of this Agreement, or shall be advised that a dispute has arisen with respect to the Escrow Fund or any part thereof, the Escrow Agent shall be entitled, without liability to any person, to refrain from taking any action other than to keep safely the Escrow Fund until the Escrow Agent shall be directed otherwise in accordance with joint written instructions or an order of a court with jurisdiction over the Escrow Agent.  The Escrow Agent shall be under no duty to institute or defend any legal proceedings, although the Escrow Agent may, in its discretion and at the expense of the Escrow Parties as provided in Sections 7(c) or 7(d) immediately below, institute or defend such proceedings.

(c)           Indemnification of Escrow Agent.  The Escrow Parties agree jointly and severally to indemnify the Escrow Agent for, and to hold it harmless against, any and all third party claims, suits, actions, proceedings, investigations, judgments, deficiencies, damages, settlements, liabilities and expenses (including reasonable legal fees and expenses of attorneys chosen by the Escrow Agent) as and when incurred, arising out of or based upon any act, omission, alleged act or alleged omission by the Escrow Agent or any other cause, in any case in connection with the acceptance of, or performance or non-performance by the Escrow Agent of, any of the Escrow Agent’s duties under this Agreement, except as a result of the Escrow Agent’s bad faith, willful misconduct or gross negligence.  As between the Escrow Parties only, any indemnification to which Escrow Agent is entitled shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller and, in each case, the Buyer and the Seller shall pay its portion of any indemnification obligation and in no event shall such indemnification obligation be satisfied from the Escrow Fund.

(d)           Authority to Interplead.  The Escrow Parties authorize the Escrow Agent, if the Escrow Agent is threatened with litigation or is sued, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrow Fund with the clerk of that court.  In the event of any dispute, the Escrow Agent shall be entitled to petition a court of competent jurisdiction and shall perform any acts ordered by such court.

(e)           Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7 shall survive any resignation or removal of the Escrow Agent, and any termination of this Agreement.

8.   Termination.  This Agreement and all the obligations of the Escrow Agent shall terminate upon the release of the entire Escrow Fund by the Escrow Agent in accordance with this Agreement or the deposit of the Escrow Fund by the Escrow Agent in accordance with Section 7(d) hereof.

9.   Removal of Escrow Agent.   The Escrow Parties acting together shall have the right to terminate the appointment of the Escrow Agent, specifying the date upon which such termination shall take effect.  Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise.  The Escrow Parties agree that they will jointly appoint a banking corporation, trust company or attorney as successor escrow agent.  Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating

5

the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

10.   Resignation of Escrow Agent.  The Escrow Agent may resign and be discharged from its duties and obligations hereunder at any time by giving no less than ten (10) days’ prior written notice of such resignation to the Escrow Parties, specifying the date when such resignation will take effect.  Thereafter, the Escrow Agent shall have no further obligation to the Escrow Parties except to hold the Escrow Fund as depository and not otherwise.  In the event of such resignation, the Escrow Parties agree that they will jointly appoint a banking corporation, trust company, or attorney as successor escrow agent within ten (10) days of notice of such resignation.  Escrow Agent shall refrain from taking any action until it shall receive joint written instructions from the Escrow Parties designating the successor escrow agent.  Escrow Agent shall deliver all of the Escrow Fund to such successor escrow agent in accordance with such instructions and upon receipt of the Escrow Fund, the successor escrow agent shall be bound by all of the provisions of this Agreement.

11.   Accounting.  On a monthly basis, the Escrow Agent shall render a written statement setting forth the balance of the Escrow Fund, all interest earned and all distributions made, which statements shall be delivered to the Escrow Parties at the addresses set forth under Notices below.

12.   Notices.  All notices under this Agreement shall be transmitted to the respective parties, shall be in writing and shall be considered to have been duly given or served when personally delivered to any individual party, or on the first (1st) business day after the date of deposit with an overnight courier for next day delivery, postage paid, or on the third (3rd) business day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, fax or similar transmission during normal business hours, as evidenced by mechanical confirmation of such telecopy, fax or similar transmission, addressed in all cases to the party at his or its address set forth below, or to such other address as such party may designate, provided that notices will be deemed to have been given to the Escrow Agent on the actual date received:

If to Buyer, to:

Facsimile No.:

Attention:

with required copies to (which shall not constitute notice hereunder):

Bingham McCutchen LLP

399 Park Avenue

New York, NY  10022

Facsimile No.:  (212) 702-3631

Attention:          Shon E. Glusky, Esq.

If to Seller, to:

Facsimile No.:

Attention:

6

with required copies to (which shall not constitute notice hereunder):

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts  02109

Facsimile No.:  (617) 523-1231

Attention:

Mark T. Bettencourt, Esq.

James R. Kasinger, Esq.

If to the Escrow Agent:

BNY Mellon, N.A.

BNY Mellon Center

201 Washington Street

Boston, Massachusetts 02108

Facsimile: (617) 722-7641

Attention:

Art Wasserman, First Vice President

Matt Romero, Senior Escrow Administrator

Meredith L. Mitchell, Escrow Sales Manager

with required copies to (which shall not constitute notice hereunder):

Bruce D. Berns, Esq.

Abendroth, Berns & Warner LLC

40 Grove Street, Suite 375

Wellesley, MA 02482

Facsimile: (781) 237-8891

Any notice, except notice to the Escrow Agent, may be given on behalf of any party by its counsel or other authorized representative.  In all cases the Escrow Agent shall be entitled to rely on a copy or a fax transmission of any document with the same legal effect as if it were the original of such document.

To facilitate the performance by the Escrow Agent of its duties and obligations hereunder, including resolving any issues arising hereunder (but not the giving of notice as provided above), the Escrow Parties agree that the Escrow Agent may contact the following representatives of each the Escrow Parties identified below, or such other individuals as any of the Escrow Parties may identify by written notice to the Escrow Agent:

7

Buyer:

Name:
Telephone:
E-mail:

Seller:

Name:
Telephone:
E-mail:

13.   Escrow Agent Fees, Costs, and Expenses.  The Escrow Agent shall charge an administrative fee of $0.00, and shall be entitled to be reimbursed for its customary fees and charges for any wire transfers or other depository services rendered in connection with the Escrow Fund and any delivery charges or other out of pocket expenses incurred in connection with the Escrow Fund. Each Escrow Party will pay and be responsible for 50% of any fees, expenses and other amounts owed to the Escrow Agent pursuant to this Agreement. The Escrow Parties agree that Escrow Agent shall be entitled to pay itself for any fees, expenses or other amounts owed to the Escrow Agent out of the amounts held in the Escrow Fund and grant to the Escrow Agent a first priority security interest in the Escrow Fund solely to secure all obligations owed by them to the Escrow Agent under this Agreement.  The Escrow Parties further agree that the Escrow Agent shall be entitled to withhold any distribution otherwise required to be made from the Escrow Fund if any fees, expenses or other amounts owed to the Escrow Agent remain unpaid on the date such distribution would otherwise be made.

14.   Modifications; Waiver.  This Agreement may not be altered or modified without the express prior written consent of all of the parties to this Agreement.  No course of conduct shall constitute a waiver of any terms or conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

15.   Further Assurances.  If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement, the Escrow Parties shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Agreement.

16.   Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and permitted assigns of the parties.  This Agreement is freely assignable by the Escrow Parties; provided, however, that no assignment by such party, or it successors or assigns, shall be effective unless prior written notice of such assignment is given to the other parties, including, without limitation, the Escrow Agent.  This Agreement may not be assigned by the Escrow Agent, except that upon prior written notice to the Escrow Parties, the Escrow Agent may assign this Agreement to an affiliated or successor trust company or other qualified bank entity.

17.   Section Headings.  The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

8

18.   Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

19.   Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).

20.   Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Follow]

9

Signature Page to Escrow Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[BUYER]

By:
Name:
Title:

[SELLER]

By:
Name:
Title:

BNY MELLON, N.A.

By:
Name:
Title:

EXHIBIT A

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section        of the Escrow Agreement dated as of                    , 2008 by and among [                            ], a British Columbia corporation (“Buyer”) [                        ], a Delaware corporation (“Seller”), and BNY Mellon, N.A., (the “Escrow Agent”) (as originally executed and as the same has been amended, restated, modified or supplemented from time to time in accordance with its terms, the “Escrow Agreement”), hereby instruct the Escrow Agent to release $[                      ] from the [Working Capital Escrow Fund/Indemnity Escrow Fund] (as defined in the Escrow Agreement) in accordance with the following instructions:

Wire Instructions:

Account Name:
Account Number:
Bank Name:
Bank ABA Number:
Bank Address:

For credit to:
Special Instructions:

Bank Check:

Payee Name:
Mailing Address:

BUYER	SELLER

By:	By:
Name:	Name:
Title:	Title:

Date:

11

Exhibit C

Local Transfer Documents

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made this      day of                       , 2008, by [                                  ], a Delaware corporation (“Seller”), in favor of [                                  ], a British Columbia corporation (“Buyer”).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of September     , 2008 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, assign, transfer and deliver to [Buyer/a Subsidiary of Buyer], and [Buyer/a Subsidiary of Buyer] agreed to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities (each as defined in the Asset Purchase Agreement); and

WHEREAS, Seller is contemporaneously herewith selling, conveying, assigning, transferring and delivering to Buyer pursuant to the terms of that certain Asset Purchase Agreement the Purchased Assets; and

WHEREAS, in partial consideration therefore, the Asset Purchase Agreement requires [Buyer/a Subsidiary of Buyer] to assume the Assumed Liabilities described in Section 2.3 of the Asset Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by [Buyer/a Subsidiary of Buyer], [Buyer/a Subsidiary of Buyer] hereby agrees for the benefit of Seller as follows:

1.             As of the date hereof, as set forth in the Asset Purchase Agreement, [Buyer/a Subsidiary of Buyer] hereby assumes and agrees to pay and perform in accordance with their terms the Assumed Liabilities.

2.             Neither Buyer nor any subsidiary of Buyer shall be bound by any obligations or liabilities of the Seller or a subsidiary of Seller that constitute the Excluded Liabilities (as defined in the Asset Purchase Agreement).

3.             Nothing set forth in this Assumption Agreement shall limit or otherwise negate the rights and obligations of Buyer and Seller as set forth in the Asset Purchase Agreement.  In the event of any conflict between the terms and conditions of this Assumption Agreement and a term or condition of the Asset Purchase Agreement, the term of the Asset Purchase Agreement shall control.

4.             This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.             This Assignment shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Signature Page to Assumption Agreement

IN WITNESS WHEREOF, [Buyer/a Subsidiary of Seller] and Seller have caused this instrument to be duly executed by its duly authorized representative as of the day and year above written.

[BUYER/SUBSIDIARY OF SELLER]:

[ ]

By:
Name:
Title:

SELLER:

[ ]

By:
Name:
Title:

BILL OF SALE AND GENERAL ASSIGNMENT

                This Bill of Sale and General Assignment is made this      day of                     , 2008 by [                                  ], a Delaware corporation (“Seller”), in favor of [                                  ], a British Columbia corporation (“Buyer”).

                WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of September     , 2008 (the “Asset Purchase Agreement”), pursuant to which Seller agreed to sell, convey, assign, transfer and deliver to [Buyer/a Subsidiary of Buyer], and [Buyer/a Subsidiary of Buyer] agreed to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities (each as defined in the Asset Purchase Agreement).

                NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby sell, convey, assign, transfer, convey and deliver to [Buyer/a Subsidiary of Buyer], all of its right, title and interest in and to all of the Purchased Assets, subject to the terms, covenants and conditions thereof and the Asset Purchase Agreement.

Seller from time to time after the date hereof at the request of Buyer and without further consideration shall execute and deliver further instruments of sale, conveyance, assignment and transfer and take such other action as Buyer or a subsidiary of Buyer may reasonably require to more effectively transfer and assign to, and vest in Buyer or a subsidiary of Buyer, each of the Purchased Assets and to reasonably assist Buyer or a subsidiary of Buyer in exercising all rights with respect thereto.

Nothing set forth herein shall be deemed to convey to Buyer any right, title or interest in or to any of the Excluded Assets (as defined in the Asset Purchase Agreement).

This Bill of Sale and General Assignment is given pursuant to the Asset Purchase Agreement and is subject to the terms thereof, and shall not be construed to limit, alter, impair, enlarge or enhance the rights of Buyer or Seller thereunder and is given solely for the purpose of separately evidencing the transactions contemplated thereby.  In the event of any conflict between the terms and conditions of this Bill of Sale and General Assignment and a term or condition of the Asset Purchase Agreement, the term of the Asset Purchase Agreement shall control.

This Bill of Sale and General Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

This Bill of Sale and General Assignment of Contracts shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

[Remainder of Page Intentionally Left Blank]

Signature Page to Bill of Sale and General Assignment

IN WITNESS WHEREOF, Seller has caused its duly authorized representative to execute and deliver this Bill of Sale and General Assignment as of the date set forth above.

SELLER:

[ ]

By:
Name:
Title:

BUYER/SUBSIDIARY OF BUYER:

[ ]

By:
Name:
Title:

PATENT ASSIGNMENT

This Patent Assignment (this “Assignment”) is made and effective as of September XX, 2008 by NMS COMMUNICATIONS CORPORATION, a Delaware corporation having a place of business at 100 Crossing Boulevard, Framingham, Massachusetts USA 01702-5406 (hereinafter “Assignor”) to DIALOGIC CORPORATION, a British Columbia corporation having a place of business at 9800 Cavendish Blvd 5th floor, Montreal, Quebec, CANADA H4M 2V9 (hereinafter “Assignee”).

WHEREAS Assignor and Assignee have entered that certain Asset Purchase Agreement, dated as of September XX, 2008 (the “Purchase Agreement”), pursuant to which Assignor has agreed to assign to Assignee all right, title and interest in and to the patents and patent applications listed in Exhibit A attached hereto (collectively, the “Assigned Patents”).

NOW, THEREFORE, in consideration of the obligations set forth in the Purchase Agreement and in exchange for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns and transfers to Assignee, the entire worldwide rights, title and interest in the Assigned Patents, including the right to claim priority under the International Convention, throughout the United States, its territories and all foreign countries, the right to sue and collect for past infringements and past damages and to seek injunctive relief, and all other available remedies available to Assignor prior to the date of this Assignment, and also including the right to any foreign applications filed or to be filed directly in the name of Assignee and to claim for any such foreign applications any priority rights to which such applications are entitled under international conventions, local laws, treaties, or otherwise.  Further, Assignor agrees that, upon request and without further compensation, but at no expense to Assignor, it and its legal representatives and assigns will do all lawful acts, including the execution of papers/instruments and the giving of testimony, that may be necessary or desirable for obtaining, sustaining, reissuing or enforcing the Assigned Patents, and for perfecting, recording or maintaining the title of Assignee, its successors and assigns, to the interest assigned herein to said Assigned Patents in the United States of America and its current and future territorial possessions and foreign countries throughout the world.

1

Assignor represents and warrants that Assignor has not granted and will not grant to others any rights inconsistent with the Assignment herein.

Assignor authorizes and requests the Commissioner of Patents and Trademarks of the United States and of all foreign countries to issue any LETTERS PATENT granted from the patent applications and inventions included within the Assigned Patents, including without limitation, on any utility models, inventor’s certificates and like government grants, and on all divisional, continuation, continuation-in-part, reissue application(s) and extension(s) that may be granted therefor, to Assignee, its successors and assigns, as the assignee of the entire interest in said invention(s).

[Signature Pages Follow]

2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment on the date written herein below.

Assignor:
NMS COMMUNICATIONS CORPORATION

By:
Date		Title:

STATE OF	)
) SS.
COUNTY OF	)

On                    , before me, the undersigned, a notary public for the State of                           , personally appeared                                                    personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person or the entity upon behalf of which the person acted executed the instrument.

WITNESS my hand and official seal.

Notary Public

3

Assignee:
DIALOGIC CORPORATION

By:
Date		Title:

STATE OF	)
) SS.
COUNTY OF	)

On                    , before me, the undersigned, a notary public for the State of                           , personally appeared                                                    personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person or the entity upon behalf of which the person acted executed the instrument.

WITNESS my hand and official seal.

Notary Public

4

EXHIBIT A — Assigned Patents

TRADEMARK ASSIGNMENT

This Trademark Assignment (this “Assignment”) is made and effective as of September XX, 2008, by NMS COMMUNICATIONS CORPORATION, a Delaware corporation having a place of business at 100 Crossing Boulevard, Framingham, Massachusetts USA 01702-5406 (hereinafter “Assignor”) to DIALOGIC CORPORATION, a British Columbia corporation having a place of business at 9800 Cavendish Blvd 5th floor, Montreal, Quebec, CANADA H4M 2V9 (hereinafter “Assignee”).

WHEREAS, Assignor is the owner of the trademarks listed on Exhibit A hereto (the “Trademarks”);

WHEREAS, Assignor and Assignee have entered that certain Asset Purchase Agreement dated as of September XX, 2008 (the “Purchase Agreement”), pursuant to which Assignor has agreed to transfer to Assignee the Trademarks and the goodwill symbolized thereby and associated therewith;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.             Assignor does hereby irrevocably assign, transfer, set over, and deliver to Assignee and its successors and assigns, and Assignee hereby accepts, all of Assignor’s right, title, and interest in and to the Trademarks and the registrations thereof and applications therefor, together with (i) the goodwill of the business(es) symbolized by and associated with the Trademarks, (ii) all causes of actions, claims and demands or other rights for, or arising from any infringement, dilution, unfair competition, misappropriation or other violation, including but not limited to past infringement, dilution, unfair competition, or other violation, of the Trademarks, and (iii) all rights corresponding thereto throughout the world.

2.             With respect to any Trademarks which are filed on the basis of Assignor’s “intent to use” such Trademarks and as to which a verified statement of use or amendment to allege use has not yet been filed with the U.S. Patent and Trademark Office as of the date hereof, the parties acknowledge that Assignee is a successor to the business(es) of the Assignor or to the portion of the business(es) to which such Trademarks apply, which business(es) is/are ongoing and existing.

3.             Assignor agrees, without further consideration, to cause to be performed such lawful acts, and to execute such further assignment(s) and other lawful document(s), as Assignee may reasonably request to perfect or record Assignee’s right, title and interest in and to the Trademarks.

IN WITNESS WHEREOF, the parties has caused this Assignment to be executed and delivered in their names by their respective duly authorized officers or representatives.

NMS COMMUNICATIONS CORPORATION

By:

Name:

Title:

DIALOGIC CORPORATION

By:

Name:

Title:

2

EXHIBIT A — Assigned Trademarks